Exhibit 10.20

LEASE AGREEMENT

Between

JOINT DEVELOPMENT AUTHORITY OF BROOKS, COLQUITT,

GRADY, MITCHELL, AND THOMAS COUNTIES

(a public body corporate and politic)

as Lessor

and

FARMLAND NATIONAL BEEF COMPANY

(a limited partnership organized and existing

under the laws of the State of Delaware)

as Lessee

Dated as of January 16, 2001

THE PARTIES INTEND FOR THE RIGHTS AND INTEREST OF JOINT DEVELOPMENT AUTHORITY OF BROOKS, COLQUITT, GRADY, MITCHELL, AND THOMAS COUNTIES IN THE PROJECT LEASED HEREUNDER. THIS LEASE AGREEMENT AND CERTAIN REVENUES AND RECEIPTS DERIVED HEREUNDER, EXCEPT FOR CERTAIN UNASSIGNED RIGHTS, AS DEFINED HEREIN, TO BE RESPECTIVELY CONVEYED, ASSIGNED AND PLEDGED TO MOULTRIE-COLQUITT COUNTY DEVELOPMENT AUTHORITY AS SECURITY FOR AMOUNTS OF UP TO $2,700,000 PROVIDED TO THE JOINT DEVELOPMENT AUTHORITY OF BROOKS, COLQUITT, GRADY, MITCHELL, AND THOMAS COUNTIES BY MOULTRIE-COLQUITT COUNTY DEVELOPMENT AUTHORITY AS PROVIDED IN ONE OR MORE INSTRUMENTS ENTITLED “DEED TO SECURE DEBT, ASSIGNMENT OF RENTS AND LEASES AND SECURITY AGREEMENT FROM THE JOINT DEVELOPMENT AUTHORITY OF BROOKS, COLQUITT, GRADY, MITCHELL, AND THOMAS COUNTIES, AS GRANTOR, TO MOULTRIE-COLQUITT COUNTY DEVELOPMENT AUTHORITY, AS GRANTEE, WHICH ARE TO BE ASSIGNED BY TO MOULTRIE-COLQUITT COUNTY DEVELOPMENT AUTHORITY AMERICAN BANKING COMPANY, AS ASSIGNEE TO SECURE ITS INDEBTEDNESS TO AMERICAN BANKING COMPANY.

TABLE OF CONTENTS

(This-Table of Contents is not a part of the Lease

Agreement and is only for convenience of reference.)

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LEASE AGREEMENT

STATE OF GEORGIA          )

                                                 )

COLQUITT COUNTY          )

This LEASE AGREEMENT (this “Lease”), dated as of January 16, 2001, by and between the JOINT DEVELOPMENT AUTHORITY OF BROOKS, COLQUITT, GRADY, MITCHELL, AND THOMAS COUNTIES (the “Authority”), a public body corporate and politic and public corporation created and existing under the laws of the State of Georgia, party of the first part, and FARMLAND NATIONAL BEEF COMPANY (the “Company”), a limited partnership organized and existing under the laws of the State of Delaware, party of the second part;

WITNESSETH:

WHEREAS, the Authority is a joint development authority created pursuant to O.C.G.A. § 36-62-5.1 by concurrent resolutions of the governing bodies of Brooks, Colquitt and Thomas Counties and thereafter expanded by concurrent resolutions of the governing bodies of Brooks, Colquitt, Grady, Mitchell and Thomas Counties; and

WHEREAS, the Authority is authorized to acquire land, buildings and equipment (“projects”) located in Brooks, Colquitt, Grady, Mitchell and Thomas Counties for lease to private sector entities for use as industrial facilities and to finance such projects; and

WHEREAS, Moultrie-Colquitt County Development Authority (the “Issuer”) is a development authority that was created by local amendment to the Georgia constitution, Ga. L. 1960, p. 1402, ratified by electors in 1960 and proclaimed, as amended by local amendment to the Georgia constitution, Ga. L. 1964 Ex. Sess., p. 403, ratified by electors in 1964 and proclaimed, as further amended by as amended by local amendment to the Georgia constitution, Ga. L. 1976, p. 1773, ratified by electors in 1976 and proclaimed, and was continued by Ga. L. 1985, p. 4745; and

WHEREAS, the Issuer is authorized to acquire land, buildings and equipment (“projects”) located in Colquitt County for lease to private sector entities for use as industrial facilities and to finance such projects; and

WHEREAS, the Authority and the Issuer each are authorized pursuant to Article IX, Section III, Paragraph I (a) of the Constitution of the State of Georgia of 1983, to enter into intergovernmental contracts for any period not exceeding fifty years with any public corporation or public authority (including with each other) for the joint or separate provision of facilities or equipment, if such contract deals with or facilities which the contracting parties are authorized by law to undertake or provide and thus are authorized to enter into this Intergovernmental Contract for the provision of the Colquitt County Facilities (identified below); and

WHEREAS, the Authority and the Issuer propose to enter into an intergovernmental contract (the “Note Contact”) under which (i) the Authority shall acquire existing and vacant industrial facilities located in Thomas County (the “Thomas County Facilities”) and other existing and vacant industrial facilities located in Colquitt County (the “Colquitt County Facilities,” which, together with the Thomas County Facilities are collectively called the “Facilities”), (ii) the Issuer proposes to assist the Purchaser in acquiring the Colquitt County Facilities for use by industrial users that will provide employment opportunities in Colquitt County, by issuing its promissory note (the “Note”) to pay costs relating to the acquisition and financing of the acquisition of the Colquitt County Facilities and (iii) the Authority shall make payments to the Issuer or to the holder of the Note, as assignee, in the amount and at the times required to pay debt service on the Note; and

WHEREAS, the Authority proposes to enter into a second intergovernmental contract (the “Bond Contract”) with the Issuer under which (i) the Authority shall use certain grant proceeds and other funds, including certain funds to be provided by the Company, to renovate the industrial building that is a part of the Colquitt County Facilities (being the “Project” herein identified), (ii) the Issuer proposes to assist the Authority in providing the Project for use by the Company hereunder, by issuing its industrial development revenue bond (the “Bond”) to pay a portion of the Qualified Project Costs (as defined herein) of such and (iii) the Authority shall make payments to the Issuer or to the holder of the Bond as assignee, in the amount and at the times required to pay debt service on the Bond; and

WHEREAS, in consideration of such financial assistance, the Authority proposes, by the Note Security Deed (hereafter defined) to pledge to the Issuer, until the Note has been fully paid, both the Colquitt County Facilities and the Thomas County Facilities and the revenues therefrom, including any grants received by the Authority from the State and local governments relating to the Facilities, any rents received from the Facilities, and any proceeds collected with respect to the Project (the “Collateral”), which Collateral is then to be assigned and pledged by the Issuer to the initial holder of the Note as security for the Note; and

WHEREAS, after careful study and investigation of the nature of the Colquitt County Facilities, the Authority has determined that (i) the Colquitt County constitutes a “project” that the Authority and the Issuer may provide and finance; (ii) the Colquitt County Facilities will promote the objectives of developing and promoting industry and employment opportunities for the public good and the general welfare of Colquitt County and of the State of Georgia, and (iii) the issuance of the Issuer’s Note to finance costs relating to the acquisition by the Authority of the Colquitt County Facilities and the issuance of the Bond and the use by the Authority of other funds to pay the costs of renovating the Project will be in the interest of the residents of the Colquitt County and will serve the public purposes for which the Authority and the Issuer were created and are existing; and

WHEREAS, the Project consists of a part of the Colquitt County Facilities and includes a parcel of land in the City of Moultrie, Colquitt County, Georgia (being the “Leased Land,” as hereafter defined), an approximately 90,000 square foot existing building together with related improvements and building fixtures and any equipment acquired with the building (being the “Existing Improvements, which, together with renovations thereto are herein called the “Leased Improvements”); and (ii) the Company desires that the Authority pay the certain of the Qualified

Project Costs (as herein defined) relating to the renovation of the Existing Improvements and the financing thereof and that the Authority lease the Project to the Company pursuant hereto to be used by the Company as a plant for the processing of meat; and

WHEREAS, the Company has represented that, commencing in the calendar year 2003 and thereafter, the operation of the Project will provide at least 120 full-time jobs in Colquitt County (the “County”); and

WHEREAS, the Project Budget (as hereinafter defined) estimates that the Qualified Project Costs (hereinafter defined) to be $6,500,000 which is to be paid with proceeds of the Bond (hereinafter defined), certain grant proceeds, other funds of the Authority and $1,500,000 of funds provided by the Company, the foregoing funds being herein called “Qualified Funds” (hereinafter defined); and

WHEREAS, the Authority and the Company intend to enter into the Construction Management Agreement (hereinafter defined) under which the Company is to manage the renovation of the Existing Improvements; and

WHEREAS, it is desirable (i) for the Issuer to sell and issue its the Note to acquire the Colquitt County Facilities and to issue the Bond to finance certain of the Qualified Project Costs and (ii) for the Authority to use the Qualified Funds to pay or reimburse Qualified Project Costs and to lease the Project to the Company under this Lease for use as a plant for the processing of meat, under which the Company will pay Basic Rent payments which are to be pledged to pay debt service on the Note and on the Bond; and

NOW, THEREFORE, in consideration of the respective representations and agreements hereinafter contained, the parties hereto agree as follows.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1. Definitions. Certain capitalized words and terms used in this Lease are defined in the text hereof or in the Bond Resolution (defined below) or Construction Management Agreement (defined below). In addition to the words and terms defined elsewhere herein and in the Bond Resolution, the following words and terms are defined terms under this Lease:

“Act” means O.C.G.A. Section 36-62-1, et seq.

“Additional Rent” means the amounts payable by the Company, described in Section 5.3(b) of this Lease.

“Additions or Alterations” means modifications, improvements, alterations, additions, enlargements, or expansions in, on or to the Project.

“Advance” means an amount paid by the Custodian of the Construction Fund to or for the account of the Company, as Construction Manager, to be applied against Qualified Project Costs pursuant to the submission by the Company, as Construction Manager, of an Advance Request under the Construction Management Agreement.

“Advance Request” means a written submission by the Construction Manager to the Custodian of the Construction Fund requesting an Advance, which submission shall be in such form, and shall be accompanied by such supporting documentation, as Authority may reasonably prescribe from time to time.

“Affiliate” means a Person which is controlled by the Company or its corporate successor, which controls the Company or its successor or which is under common control with the Company or its successor (direct or indirect ownership of more than fifty percent (50%) of the voting power constituting “control” of a Person for such purpose).

“Architect” means any architect or architectural firm selected by the Authority and Company to prepare the Plans and Specifications, if any.

“Authority” means the Joint Development Authority of Brooks, Colquitt, Grady, Mitchell, and Thomas Counties.

“Authority Documents” means this Lease and other documents to be executed by the Authority, as contemplated by this Lease.

“Authority’s Project Costs” shall have the meaning provided in Section 4.4(a)(3), below.

“Authorized Company Representative” means any person at the time designated to act on behalf of the Company by written certificate furnished to the Authority and the Custodian, containing the specimen signature of such person and signed on behalf of the Company by an official of the Company; more than one person may be designated as an Authorized Company Representative.

“Authorized Authority Representative” means any person at the time designated to act on behalf of the Authority by written certificate furnished to the Company and the Custodian, containing the specimen signature of such person and signed on behalf of the Authority by the Chairman, or other officer of the Authority; more than one person may be designated as an Authorized Authority Representative.

“Basic Rent” means the rent payable by the Company pursuant to Section 5.3(a) of this Lease.

“Bond” means industrial development revenue bond to be issued by the Issuer to finance a portion of the Qualified Project Costs.

“Bond Contact” means the intergovernmental contract between the Authority and the Issuer under which the Issuer is to agree to issue the Bond.

“Bond Purchase Loan Agreement” means the Bond Purchase Loan Agreement, between the Issuer and the Purchaser of the Bond, in substantially the form to be attached to the Bond Resolution, as it may thereafter be amended in accordance with the Bond Resolution.

“Bond Resolution” means the resolution, to be adopted by the Issuer, as it may thereafter be amended in accordance with the provisions of the Bond Resolution, providing the terms and provisions under which the Bond will be issued.

“Bond Security Deed” means the deed to secure debt, assignment of leases and rents and security agreement from the Authority to the Issuer securing the Authority’s obligations under the Bond Contract.

“Business Day” means a day which is not a Saturday, Sunday, a legal holiday, or any other day on which banking institutions are authorized to be closed in the State.

“Company” means Farmland National Beef Company, a limited partnership organized under the laws of the State of Delaware, and any successor lessee under this Lease.

“Company Documents” means this Lease and the Construction Management Agreement.

“Company’s Project Costs” includes (i) $1,500,000 to be deposited by the Company in the Construction Fund, (ii) costs incurred by the Company relating to the Project that are not Qualified Project Costs, (iii) any Qualified Project Costs that constitute Qualified Project Costs attributable to the Company’s fault or negligence that exceed the $6,500,000 Project Budget.

“Completion Date” means the first date on which the renovation of the Existing Improvements have been substantially completed, as that date shall be certified as provided in Section 4.6 hereof.

“Contractor” means, the Company, as Construction Manager, or a contractor subsequently selected by the Company and the Authority pursuant to this Lease or the Construction Management Agreement for the construction of the renovations to the Existing Improvements.

“Construction Manager” means the Company, acting as Construction Manager under the Construction Management Agreement.

“Construction Contract” means the contract or contracts for the construction of the renovations to the Existing Improvements, entered into, or to be entered into, between the Contractor and the Authority, or between the Contractor and the Company, in which case the Company’s interest thereunder shall be assigned to the Authority as provided in this Lease or in the Construction Management Agreement (which assignment shall be accompanied by a release of the Company from liability thereunder). In either case, the Construction Contract shall be subject to the Authority’s approval in writing.

“Construction Documents” means (i) the Construction Contracts and related change orders, each of which is subject to approval in writing by the Authority and the Company, and which, when so approved, shall be assigned (which assignment shall be accompanied by a release of the Company from liability thereunder) to the Authority as provided in this Lease or in the Construction Management Agreement, (ii) the Design Contract and (iii) the Plans and Specifications.

“Construction Fund” means a fund to be administered by the Authority from which Qualified Project Costs are to be paid.

“Construction Management Agreement” means that certain contract to be of even date herewith between the Authority as owner and the Company as manager providing for the Company to act as construction manager for the benefit of Authority for the design, engineering, identification, acquisition, construction, installation, testing and placement into service of the Project in accordance with the Construction Documents and the Plans and Specifications and pursuant to this Lease.

“Construction Management Event of Default” means the events under the Construction Management Agreement that are specified therein to be Events of Default.

“Construction Period” means the period between the beginning of the construction of the renovations to the Leased Improvements and ending upon final completion of the renovations to the Leased Improvements.

“County” means Colquitt County, Georgia.

“Custodian” means the Authority, or its designee, acting as Custodian of the Construction Fund or as Custodian of the Project Restoration Fund, as applicable.

“Debt Service” and “debt service” means, as to the Bond, the principal of, interest on and redemption price of such Bond.

“Default Interest Rate” means when used with respect to interest on delinquent payments of Additional Rent, 10% per annum and when used with respect to the Basic Rent applicable to the Bond, the Default Rate provided for in such Bond.

“Design Contract” means the contract for architectural services entered into, or to be entered into, between the Architect and the Contractor, or between the Architect and the Company, in which case the Company’s interest thereunder shall be assigned to the Contractor as provided in this Lease or the Construction Management Agreement (which assignment shall be accompanied by a release of the Company from liability thereunder). In either case, the Design Contract shall be subject to the Authority’s and the Company’s written approval.

“EDGE grant” means a grant from the EDGE Fund of the One Georgia Authority, which has been applied for in the amount of $1,500,000.

“Environmental Laws” means all federal, state, and local laws, rules, regulations, ordinances, programs, permits, guidance, orders, and consent decrees relating to health, safety, and environmental matters, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, state and federal superlien and environmental cleanup programs and laws, and U.S. Department of Transportation regulations.

“Event of Default” means, when used with respect to this Lease, the events specified in Section 10.1 of this Lease.

“Financing Documents” means the Exhibits to the Bond Resolution. The final versions of such documents shall be consistent with this Lease.

“Governing Body” means, as to the Authority, the members of the Authority acting as its board of directors.

“Government Obligations” means direct general obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of Treasury of the United States of America) or obligations the payment of the principal of and interest on which when due are fully and unconditionally guaranteed by the United States of America.

“Holder” means, as to the Bond, the Person in whose name the Bond is registered on the registration books of the Issuer, and, as to the Note means the Person in whose name the Note is registered on the registration books of the Issuer.

“Intergovernmental Contacts” means the Note Contract and the Bond Contract.

“Lease” means this Lease Agreement, as the same may be amended from time to time.

“Leased Improvements” means the Existing Improvements and the renovations to be constructed on the Leased Land, generally described in EXHIBIT B attached hereto, and all Additions, Alterations, replacements and substitutions for any items of Leased Improvements.

“Leased Land” means the land described in EXHIBIT A attached hereto.

“Maturity Date” means, as to the Bond, the first day of the month which is 120 months after the issue date of the Bond.

“Net Proceeds” means, when used with respect to any proceeds of casualty insurance received with respect to any damage or destruction of the Project or any eminent domain award (or proceeds of sale in lieu of a taking by eminent domain) or with respect to any other recovery on a contractual claim or claim for damage to or for taking of the Project, or any part thereof, the gross proceeds from such insurance, eminent domain award, sale or recovery with respect to which that term is used remaining after payment of all costs and expenses (including attorneys’ fees and reimbursable expenses) incurred in the collection of such gross proceeds.

“Note” means the industrial development revenue note to be issued by the Issuer to finance a cost of acquisition of the Colquitt County Facilities.

“Note Contact” means the intergovernmental contract between the Authority and the Issuer under which the Issuer shall agree to issue the Note.

“Note Security Deed” means the deed to secure debt, assignment of leases and rents and security agreement from the Authority to the Issuer securing the Authority’s obligations under the Note Contract.

“Permitted Encumbrances” means: (i) all encumbrances on the Project on the date of delivery of this Lease, (ii) this Lease, (iii) all encumbrances on the Project on the date the Authority acquires title to the Colquitt County Facilities, including any restrictive covenants applicable to the Leased Land (including any restrictions in the deed or deeds conveying the Colquitt County Facilities to the Authority), (iv) the Note Security Deed, (v) the Bond Security Deed, and (v) mechanics’ and materialmen’s liens arising after the commencement of construction of the Project from the renovation of the Existing Improvements or the repair, replacement or renovations of the Leased Improvements, or any part thereof, provided that any such mechanics’ and materialmen’s liens shall be discharged by the Company, acting as Construction Manager, prior to any foreclosure thereof.

“Permitted Successor” mean any corporation, partnership, or limited liability company into which the Company may merge, any corporation, partnership, or limited liability company resulting from a consolidation to which the Company is a party or any corporation, partnership, or limited liability company to which the Company transfers substantially all of its assets and then, and also includes any Successor (as above defined, but substituting “Successor” for “Company”) of a Successor, provided that in each case such Permitted Successor shall be a Permitted Entity or the Authority shall have consented to the assignment hereof or subleasing of the Project to such successor entity.

“Person” means a natural person, a public body and any form of business organization or other legal entity.

“Plans and Specifications” means the detailed plans and specifications, if any, for the renovation of the Existing Improvements, as shall be approved in writing by the Authority and the Company, and any amendments thereto approved from time to time by the Authority and the Company, copies of which are or will be on file with, or held by the Custodian and Company for inspection by the Holder.

“Pledged Security” means and includes, among other things, (a) the Project, (b) the rights of the Authority in and under this Lease (except for the Unassigned Rights), (c) the Basic Rent, (d) the Net Proceeds of casualty insurance received on account of damage to or destruction of the Project or any part thereof, (e) the Net Proceeds received on account of a taking of the Project, or any portion thereof, under power of eminent domain and the Net Proceeds of any sale of the Project, or any portion thereof, (f) any amounts in the Construction Fund and in the Project Restoration Fund (subject to the rights of the Authority and the Company to apply amounts in such funds as provided in the Financing Documents), (g) the Authority’s rights under and interest in the Construction Documents, and (h) the proceeds of the foregoing, all as to be more particularly described in the Security Deed.

“Principal Balance” means, as to the Bond as of any particular time: (i) the total amount drawn down by the Authority under the Bond Purchase Loan Agreement, reduced by (ii) any principal amounts thereof which have theretofore been paid.

“Principal Payment Date” means, as to the Bond, the date on which any principal thereof is due.

“Project” means the Leased Land and the Leased Improvements.

“Project Budget” means the budget of the Qualified Project Costs to be incurred for the renovation of the Leased Improvements that is to established by the Authority and the Company prior to the commencement of construction, in such detail as shall be agreed upon by the parties, provided that the aggregate amount of Qualified Project Costs shall amount to no more than $6,500,000.

“Project Costs” means:

(a) the cost of the preparation of Plans and Specifications and any changes thereto, costs of negotiating the terms of the Construction Documents and any changes and change orders thereto, costs of any preliminary studies and environmental surveys, and any cost related to the planning of the Project or any aspect thereof;

(b) the cost of renovation of the Existing Improvements and all costs incidental thereto, payment for labor, services, materials, and supplies used or furnished in the construction of the Leased Improvements, including the cost of equipment that are to be installed as building fixtures and payment for the miscellaneous expenses incidental to any of the foregoing items including, but not limited to, construction supervision;

(c) such extent as they shall not be paid by a contractor involved in the construction of any part of the renovation to the Existing Improvements, the premiums on all insurance required to be taken out and maintained during the Construction Period, as appropriate;

(d) taxes, assessments, and other charges, if any, referred to in Section 6.3 hereof that may become payable during the Construction Period;

(e) payment of expenses incurred in seeking to enforce any remedy against any supplier, fabricator, contractor or subcontractor in respect of any default under a contract relating to the Leased Improvements;

(f) payment of the fees or out-of-pocket expenses of the Authority relating to the Project and the financing thereof, including, but not limited to issuance costs, permits fees, surveys, costs of recording and filing documents, utility connection charges and other out-of-pocket expenses, if any, of those providing services with respect to the Project;

(g) payment of any other costs and expenses relating to the Project permitted to be paid by the Authority under the Act; and

(h) payment to the Company or to its Affiliates of such amounts, if any, as shall be necessary to reimburse the Company or its Affiliates in full for all advances and payments made by it for any of the items set forth in (a) through (g) above.

“Project Restoration Fund” means the “Joint Development Authority of Brooks, Colquitt, Grady, Mitchell, and Thomas Counties Taxable Industrial Development Revenue Bond (Farmland National Beef Company Project)—Project Restoration Fund” that may be established as provided in the Bond Resolution.

“Purchaser” means American Banking Company, located in Moultrie, Georgia.

“Qualified Funds” means up to $6,500,000 to be derived from: (i) $2,700,000 of proceeds of the Bond, (ii) $1,500,000 of proceeds of the EDGE grant, (iii) $500,000 of proceeds of a commitment from the Moultrie Development Authority, (iv) $300,000 of proceeds of the REBA grant, and (v) $1,500,000 to be provided by the Company.

“Qualified Project Costs” means those Project Costs that are included in the Project Budget. In addition, the Authority and the Company, by mutual agreement, shall have the right, but not the obligation, in their sole discretion, to classify any amounts otherwise constituting Company’s Project Costs, or Authority’s Project Costs, as Qualified Project Costs, to the extent of any available Qualified Funds deemed by the Authority to be excess to anticipated needs.

“Redemption Date” or “redemption date” means, as to the Bond, any date on which such Bond is to be prepaid and redeemed, in whole or in part, as established by the notice of redemption relating thereto.

“REBA grant” means a Rural Economic Business Assistance Program grant from the Georgia Department of Industry, Trade and Tourism in the amount of $300,000.

“Rent Commencement Date” means the earlier of the first day of the month following the issuance of the Bond or April 1, 2001.

“Security Deeds” means the Note Security Deed and the Bond Security Deed.

“State” means the State of Georgia.

‘Term” means the Term of this Lease, as provided for in Section 5.1 hereof.

“Unassigned Rights” means all of the rights of the Authority (i) to receive reimbursements and payments pursuant to Sections 5.3(b)(i), 6.6, 10.4 and 12.1 hereof, (ii) to receive notices under or pursuant to any provision of this Lease or the Bond Resolution (iii) certain consensual and enforcement rights pursuant to Sections 6.3, 6.4, 8.7 and 10.2 (as provided therein) hereof and (iv) to be indemnified as provided in Section 8.5 of this Lease.

Section 1.2. Construction Of Certain. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, the following rules of construction shall apply:

(1)	the use of the masculine, feminine, or neuter gender is for convenience only and shall be deemed and construed to include correlative words of the masculine, feminine, or neuter gender, as appropriate;

(2)	“this Lease” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more leases supplemental to this Lease and entered into pursuant to the applicable provisions hereof;

(3)	all references in this instrument to designated “Articles,” “Sections,” and other subdivisions are to the designated articles, sections, and other subdivisions of this instrument;

(4)	the words “herein, “hereof,” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular article, section, or other subdivision;

(5)	the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular; and

(6)	all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants, on and as of the date of this Lease.

Section 1.3. Table of Contents; Titles and Headings. The table of contents, the titles of the articles, and the headings of the sections of this Lease are solely for convenience of reference, are not a part of this Lease, and shall not be deemed to affect the meaning, construction, or effect of any of its provisions.

[End of Article I]

ARTICLE II

REPRESENTATIONS AND UNDERTAKINGS

Section 2.1. Representations by the Authority. The Authority makes the following representations and warranties as the basis for the undertakings on its part herein contained:

(a) Creation and Authority. The Authority is a public body corporate and politic and a corporation duly created and validly existing under the Act. The Authority has all requisite power and authority under the Act: (i) to enter into the Intergovernmental Contacts, (ii) to own the Project and to lease the same to the Company, and (iii) to enter into, perform its obligations under, and exercise its rights under the Authority Documents. The Authority has found that the Project is a “project” within the meaning of the Act will promote the public purposes set forth in the Act.

(b) Pending Litigation. There are no actions, suits, proceedings, inquiries, or investigations pending or, to the knowledge of the Authority, after making due inquiry with respect thereto, threatened against or affecting the Authority in any court or by or before any governmental authority or arbitration board or tribunal, which involve the possibility of materially and adversely affecting the transactions contemplated by the Authority Documents or which, in any way, would adversely affect the validity or enforceability of the Authority Documents, nor is the Authority aware of any facts or circumstances presently existing which would form the basis for any such actions, suits, proceedings, inquiries, or investigations.

(c) Transactions Shall be Legal and Authorized. The execution and delivery by the Authority of the Authority Documents and the compliance by the Authority with all of the provisions of each thereof (i) shall be within the purposes, powers, and authority of the Authority, (ii) shall be done in full compliance with the provisions of the Act and shall have been approved by the Governing Body of the Authority, and (iii) shall be duly executed, shall be legal and valid.

(d) Governmental Consents. Neither the nature of the Authority nor any of its activities or properties, nor any relationship between the Authority and any other Person, nor any circumstance in connection with the offer, issue, sale, or delivery of the Bond is such as to require the consent, approval, permission, order, license, or authorization of, or the filing, registration, or qualification with, any governmental authority on the part of the Authority in connection with the execution, delivery, and performance of this Lease.

(e) No Defaults. To the knowledge of the Authority, after making due inquiry with respect thereto, no event has occurred and no condition exists which would constitute a breach of this Lease by the Authority Documents or which, with the lapse of time or with the giving of notice or both, would become a breach of this Lease. To the knowledge of the Authority, after making due inquiry with respect thereto, the Authority is not in default or violation in any material respect under the Act or under any charter instrument, bylaw, or other agreement or instrument to which it is a party or by which it may be bound.

(f) No Prior Pledge. The Project shall not be mortgaged, pledged, or hypothecated by the Authority in any manner or for any purpose or subject to any security interest by other than as shall be provided in the Security Deeds.

(g) Representations Relating to the Leased Land and Existing Improvements. Nothing has come to the attention of the Authority which would materially and adversely affect or in the future may (so far as the Authority can now reasonably foresee) materially and adversely affect the construction of the renovations to the Leased Improvements by the Company, as Construction Manager, which has not been set forth in writing to the Company prior to the date of execution of this Lease. The zoning of the Leased Land permits the Leased Land and Existing Improvements to be used as a meat processing facility and the Leased Land and Existing Improvements comply with all county and city laws and codes (it being understood that the Company, as Construction Manager, shall be responsible for compliance with all county and city laws and codes pertaining to the renovation work at the Project). All utilities required for the operation of the Project as a meat processing facility are available at the Project. The Authority covenants and agrees that all utilities and related facilities, permits, authorizations and licenses for the use and operation of the Project, including water, gas, electricity, storm water drainage and sewage and wastewater disposal are, and will continue to be made, available to the Project throughout the term of this Lease and any extensions thereof, subject to Acts of God. With respect to delivery of wastewater to the City of Moultrie for treatment, such delivery shall be on terms and conditions reasonably acceptable to the Company. In the event that any of the foregoing are discontinued, cancelled, revoked or are no longer available, or contain terms reasonably unacceptable to the Company, the Company shall have the right to cancel this Lease upon prior written notice to the Authority. Such cancellation shall be without prejudice to any other accrued rights and claims of the Company under this Lease. The Leased Land and Existing Improvements are not subject to any other leases. No proceedings for the taking of any portion of the Leased Land or Existing Improvements by eminent domain have been served on the Authority, and, to the best of the Authority’s knowledge, no such proceedings have been file or are threatened.

(h) The Authority has provided to the Company a Phase I Environmental Survey of the Project site, which shows that all underground storage tanks and related contaminated soil has been removed. That Phase I Environmental Survey’s coverage of asbestos was limited. If the Company’s inspection of the Existing Facilities discloses the presence of any asbestos that violates EPA or OSHA standards, or other federal, state or local environmental laws, then the Authority at its cost will either remove the asbestos or at its election otherwise conduct remediation to bring such condition into compliance with all such standards and laws. The Company may, at its own expense, purchase errors and omissions insurance coverage relating to the Phase I Environmental Survey.

Section 2.2. Representations by the Company. The Company makes the following representations and warranties as the basis for the undertakings on its part herein contained:

(a) Organization and Power. The Company is a limited partnership duly organized, validly existing, and in good standing under and by virtue of the laws of the

State of Delaware and has all requisite power and authority to lease the Project from the Authority and to enter into, perform its obligations under, and exercise its rights under the Company Documents. The foregoing notwithstanding, for purposes of this representation and warranty, references to the Company Documents shall include only this Lease until such time as the Authority has adopted the Bond Resolution and obtained validation of the Bond.

(b) Pending Litigation. There are no actions, suits, proceedings, inquiries, or investigations pending or, to the knowledge of the Company, after making due inquiry with respect thereto, threatened against or affecting the Company in any court or by or before any governmental authority or arbitration board or tribunal, which in the opinion of the Company involve the possibility of materially and adversely affecting the ability of the Company to perform its obligations under the Company Documents or the transactions contemplated by the Company Documents or which, in any way, in the opinion of the Company would adversely affect the validity or enforceability of the Company Documents or any agreement or instrument to which the Company is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby or thereby, nor is the Company aware of any facts or circumstances presently existing which would form the basis for any such actions, suits, proceedings, inquiries, or investigations. The foregoing notwithstanding, for purposes of this representation and warranty, references to the Company Documents shall include only this Lease until such time as the Authority has adopted the Bond Resolution and obtained Validation of the Bond.

(c) Agreements Are Legal and Authorized. The Company Documents, the consummation of the transactions therein contemplated, and the fulfillment of or the compliance with all of the provisions thereof (i) are within the power, legal right, and authority of the Company, (ii) have been duly authorized by all necessary and appropriate corporate action on the part of the Company, (iii) have been duly executed and delivered on the part of the Company, (iv) are legal and valid as to the Company, and (v) will not conflict with or constitute on the part of the Company a violation of or a breach of or a default under any charter instrument, bylaw, indenture, mortgage, deed to secure debt, pledge, note, lease, loan, or installment sale agreement, contract, or other agreement or instrument to which the Company is a party or by which the Company or its properties are otherwise subject or bound which would have a material adverse impact on the Company’s ability to perform its obligations hereunder, or any license, law, statute, rule, regulation, judgment, order, writ, injunction, decree, or demand of any court or governmental agency or body having jurisdiction over the Company or any of its activities or properties. The foregoing notwithstanding, for purposes of this representation and warranty, references to the Company Documents shall include only this Lease until such time as the Authority has adopted the Bond Resolution and obtained validation of the Bond.

(d) Governmental Consents. No circumstances in connection with the execution, delivery, and performance by the Company of its obligations under the Company Documents or the Company’s participation in the offer, issue, sale, or delivery by the Authority of the Bond are such as to require the Company to obtain the consent, approval, permission, order, license, or authorization of, or the filing, registration, or qualification with, any governmental authority on the part of the Company in connection with the Company’s execution, delivery, and performance of the Company Documents, the consummation of any transaction herein contemplated, or the offer, issue, sale, or delivery of the Bond, except as shall have been obtained or made and as are in full force and effect and except as are not presently obtainable. To the knowledge of the Company, after making due inquiry with respect thereto, the Company will be able to obtain all such additional consents, approvals, permissions, orders, licenses, or authorizations of governmental authorities as may be required on or prior to the date the Company is legally required to obtain the same in connection with the performance of its obligations under the Company Documents. The foregoing notwithstanding, for purposes of this representation and warranty, references to the Company Documents shall include only this Lease until such time as the Authority has adopted the Bond Resolution and obtained validation of the Bond.

(e) No Defaults. No event has occurred and no condition exists that would constitute an Event of Default (as such term is used in the various Company Documents) or which, with the lapse of time or with the giving of notice or both, would become an Event of Default thereunder. The foregoing notwithstanding, for purposes of this representation and warranty, references to the Company Documents shall include only this Lease until such time as the Authority has adopted the Bond Resolution and obtained validation of the Bond.

(f) Disclosure. The representations of the Company contained in the Company Documents and any certificate, document, written statement, or other instrument furnished by or on behalf of the Company to the Authority or Purchaser of the Bond in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact. The foregoing notwithstanding, for purposes of this representation and warranty, references to the Company Documents shall include only this Lease until such time as the Authority has adopted the Bond Resolution and obtained validation of the Bond.

[End of Article II]

ARTICLE III

LEASING CLAUSE; SECURITY; TITLE

Section 3.1. Lease of the Project. The Authority, as lessor, hereby leases to the Company, as lessee, and the Company hereby leases from the Authority, the Project at the rental set forth in Section 5.3 hereof and for the Term (as defined in Section 5.1 hereof and renewals thereof, in accordance with the provisions of this Lease.

Section 3.2. Security for Payments Under the Bond. As security for the payment of the Bond, the Authority intends to adopt the Bond Resolution, under the terms of which the Authority shall execute and deliver to the Purchasers the Security Deed, in which the Authority shall grant unto the Purchasers, their successors and assigns, legal title (as security) to the Project and shall assign unto the Purchasers, its successors and assigns, the other Pledged Security, as security for, among other things, the payment of the Bond. From and after the Completion Date, and except with respect to a breach by the Authority of its covenant of quiet enjoyment contained in Section 5.2, below, the Company hereby agrees that its obligations to make all payments under this Lease shall be absolute and shall not be subject to any defense, except payment, or to any right of set off, counterclaim, or recoupment arising out of any breach by the Authority of any obligation to the Company, whether hereunder or otherwise, or arising out of any indebtedness or liability at any time owing to the Company by the Authority. The Company further agrees that all payments of rent required to be made under this Lease to the Authority (except as otherwise provided herein in the case of Additional Rent) shall, if requested by the Holder of the Bond be paid directly by the Company to the Holder.

Section 3.3. Warranties and Covenants of Authority as to Title. This Lease is being executed and delivered prior to the scheduled purchase of the Leased Land and Existing Improvements by the Authority. The Authority shall use its best efforts to acquire title to the Leased Land and any existing Leased Improvements, and shall acquire title to any additions or improvements to the Leased Improvements that may be thereafter constructed or installed on the Leased Land. The Authority disclaims any interest in any trade fixtures or equipment installed at the Project that neither are paid for with Qualified Funds nor constitute Additions, Alterations, replacements or substitutions therefor. The Authority warrants and covenants that, except for the lease of the Project and options herein granted to the Company, except for any mechanics and materialmen’s liens relating to the construction or installation of Leased Improvements by the Company, as Construction Manager, and except as provided in the Security Deed, the Authority shall not otherwise encumber the Project or any part thereof. The Authority covenants to take all acts necessary to defend its title to the Project and will do no act to impair such title.

Section 3.4. Warranties and Covenants of Company as to Title. The Company, as Construction Manager, as provided in the Construction Management Agreement, will cause any mechanics’ and materialmen’s liens relating to the Project to be discharged and will take such further actions as are necessary to cause good and merchantable title to the Project to be vested in the Authority (subject only to Permitted Encumbrances0. The Company further covenants to do no act that will impair the title of the Authority to the Project. Notwithstanding the foregoing, the Company may, contest in good faith any such mechanics’ and materialmen’s liens relating to the Project, provided that it posts bond or takes such other action as may be required to prevent title to the Project from being lost. In the case of liens relating Project Costs that constitute

Qualified Project Costs attributable to the Company’s fault, negligence, or directed change orders, the cost on contesting such liens shall be paid by the Company. In the case of liens relating Project Costs that constitute Qualified Project Costs, but which are not attributable to the Company’s fault, negligence or directed change order, then, the same shall be paid from Qualified Funds and to the extent that Qualified Funds are not available to contest such liens, such contest costs shall constitute Authority’s Project Costs and shall be paid by the Authority.

[End of Article III]

ARTICLE IV

CONSTRUCTION OF THE LEASED IMPROVEMENTS;

ISSUANCE OF THE BONDS; FUNDS

Section 4.1. Agreement to Construct the Project. As soon as reasonably possible following the execution of the this Lease the Company, as Construction Manager, will complete the construction of the Leased Improvements pursuant to the Construction Management Agreement.

Section 4.2. Funding of Qualified Project Costs. Promptly following the approval of the Project Budget and prior to commencement of construction, the Company shall deposit $1,500, 000 in the Construction Fund. Such amount shall be credited to a bookkeeping account and disbursed solely for the costs of electrical work and refrigeration. The Authority shall deposit in the Construction Fund, when received: (i) the proceeds of the Edge grant ($1,500,000), (ii) proceeds of a REBA grant ($300,000) and (iii) funds to be provided by the Moultrie Development Authority ($500,000). The Bond is to be issued in the maximum principal amount of $2,700,000. On the date the Bond is issued, a nominal initial draw of $1,000 shall be made under the Bond Purchase Loan Agreement and deposited in the Construction Fund (in addition to any amounts draw to retire any interim borrowing to pay Qualified Project Costs). When all other amounts deposited in the Construction Fund have been spent on Qualified Project Costs, and subject to the issuance of the Bond, the Custodian, as agent of the Authority, or the Authority acting as Custodian, upon receipt of Advance Requests, is to make additional draws under the Bond Purchase Loan Agreement to be credited to the Construction Fund and used to pay Qualified Project Costs. Moneys in the Construction Fund shall be spent as follows: (1) the $1,500,000 provided by the Company shall be spent as needed to pay costs relating to electrical work and refrigeration, (II) moneys from the sources specified in clauses (i), (ii) and (iii), above, and the initial $1,000 draw shall be spent on Qualified Projects Costs, as needed, provided that none of such money shall be used to pay costs relating to electrical work or refrigeration until all funds described in clause (1) have been expended, and (III) last proceeds of the Bond shall be spent and, except for the initial draw, described above, moneys shall be draw-down, credited to the Construction Fund and disbursed to pay Qualified Project Costs only when needed to pay Qualified Project Costs. If the Authority borrows funds, under an intergovernmental contract or otherwise, to provide moneys to the Construction Fund prior to the issuance of the Bond, the proceeds of the Bond, when issued, shall first be used to repay such borrowing.

Section 4.3. Use of Amounts in the Construction Fund. Amounts in the Construction Fund shall be used only to pay, or to reimburse the Company or an Affiliate of the Company for, Qualified Project Costs.

Section 4.4. Disbursements from the Construction Fund.

(a) In General.

(i) Normal Advances. Subject to compliance by the Company with all of the terms, provisions, and conditions of the Construction Management Agreement and this Lease, including, but not limited to, the applicable conditions for disbursements set forth in this Section 4.4, the Authority hereby authorizes and directs the Company to act as its agent for the purpose of requesting Advances from the Construction Fund to pay or reimburse the Qualified Project Costs. The Company shall submit to the Custodian of the Construction Fund Advance Requests in the form attached to the Bond Purchase Loan Agreement pertaining to the payment or reimbursement of Qualified Project Costs. Each Advance Request shall be signed by an Authorized Company Representative and shall be accompanied by any supporting documentation required by the Bond Purchase Loan Agreement. Each Advance Request is subject to approval by the Authority, acting reasonably, as complying with the Financing Documents, such approval to be evidenced by the signature of the Authorized Authority’s Representative thereon, and such approval not to constitute a waiver by the Authority or any other party of its rights under the Financing Documents, notwithstanding such approval. The amount of any such draw under the Bond Purchase Loan Agreement shall be deposited in the Construction Fund and the Advance requested by the Company (or such lesser amount as may be available in the Construction Fund) shall be disbursed by the Custodian, as provided in such Advance Requests, and as provided in (b), below.

(ii) Overruns Involving the Company. The Company shall pay the Company’s Project Costs as provided herein, including, without limitation, Company’s Project Costs that constitute Qualified Project Costs attributable to the Company’s fault, negligence, or directed change orders that exceed the Project Budget. Such payments by the Company shall be made directly and shall not affect the Basic Rent payable hereunder; however, any property being paid for shall be titled to the Authority, shall be subject to this Lease (including, without limitation, the requirement to keep such property free of liens and encumbrances, except as otherwise expressly provided herein), and shall constitute a part of the Pledged Security. In the case of Project Costs that constitute Qualified Project Costs that exceed the Project Budget, but which are not attributable to the Company’s fault or negligence, then, to the extent that Qualified Funds are available, such excess costs shall be funded out of Qualified Funds drawn under the Bond Purchase Loan Agreement as provided herein, and the Basic Rent shall increase as a result of additional proceeds of the Bond being required.

(iii) Overruns Not Involving the Company. In the case of Project Costs that constitute Qualified Project Costs that exceed the Project Budget, but which are not attributable to the Company’s fault, negligence or directed change order, then, to the extent that Qualified Funds are not available for the payment thereof, such excess costs shall constitute Authority’s Project Costs. Authority’s Project Costs shall also include (i) any self-funding by the Authority pursuant to Section 4.4(a)(4), below; and (ii) any other funds of the Authority deposited pursuant to Section 4.2(i), above. The Authority shall use its best efforts to fund Authority’s Project Costs. Such payments by the Authority shall be made directly and shall not affect the Basic Rent payable hereunder. Any property being paid for shall be titled to the Authority, shall be subject to this Lease (including, without limitation, the requirement to keep such property free of liens and encumbrances, except as otherwise expressly provided herein), and shall constitute a part of the Pledged

Security. In the event that the Authority is unable, through the exercise of its best efforts, to fund such Authority’s Project Costs, then, the Authority shall have the right at its option to terminate this Lease and the Construction Management Agreement, effective immediately upon giving written notice of termination to the Company, and such termination shall be without prejudice to the accrued rights and claims of the parties. However, prior to giving such notice of termination, the Authority shall allow the Company the opportunity for at least 10 days after written notice to advance the necessary funds. If the Company advances such funds, the advance shall bear interest at the same rate as the Bond, and the advance, plus the interest thereon, shall be repayable to the Company or if the Company elects to exercise its option to purchase the Project, the Company shall be entitled to a credit for any amount so advanced and accrued interest that has not been repaid, as provided in Section 11.1. Any provision hereof to the contrary notwithstanding, however, in no event shall the Authority have any personal liability to the Company with respect to such advances, this Lease or the Project; in all events and under all circumstances, the liability of the Authority to the Company shall be limited to the interest of the Authority in the Project, and the Company agrees to look solely to the Authority ‘s interest in the Project for the recovery of any judgment or award against the Authority, it being intended that the Authority shall not be personally liable for any judgment or deficiency. The parties agree that this Lease shall be recorded prior to the recording of the Security Deeds and that this Lease shall have priority over the Security Deeds. However, the Company expressly agrees that its claim to repayment of any such advances and the interest thereon shall be subordinate to the claims of the holders of the Security Deeds.

(iv) Timing of Construction Fund Deposits. The Company shall deposit $1,500,000 in the Construction Fund prior to commencement of construction, as herein provided. The Authority shall make the deposits into the Construction Fund required by clauses (i), (ii) and (iii) of Section 4.2, above, when such funds are received. However, if the Authority does not make the deposits specified in the preceding sentence on or before March 1, 2000, then upon written demand of termination given by the Company to the Authority, made after March 1 and prior to the time prior to that all such deposits have been made, the Authority shall, at its election, either: (1) terminate this Lease and the Construction Management Agreement, which termination shall be effective immediately upon giving written notice of termination to the Company and any portion of the Company’s $1,500,000 deposit to the Construction Fund which has not be spent and which has not theretofore been contractually been committed by the Construction Manager to be spent, shall be refunded to the Company, provided that such termination shall be without prejudice to the accrued rights and claims of the parties hereunder, or (2) fund the unfunded amount of such deposits through depositing other funds of the Authority in the Construction Fund (and, to the extent that proceeds of the Bond Purchase Loan Agreement continue not to be available for purposes of such deposits, the Authority shall continue to make deposits as required by this Lease as though such self-funding represented proceeds of the Bond Purchase Loan Agreement).

(b) The Company, when requesting Advances on behalf of the Authority, may request the Custodian to make payments for Qualified Project Costs directly to (i) suppliers, contractors, subcontractors, laborers, materialmen, or persons furnishing labor, services, or materials used or to be used in connection with the Project, (ii) to the Company or any Affiliate of the Company to reimburse it for Qualified Project Costs, or (iii) to any combination of the foregoing. Each Advance from the Construction Fund shall be made by the Custodian in lawful money of the United States by check, wire transfer or by interbank or intrabank transfer of funds, as directed by the Company in such particular Advance Request, within five (5) Business Days following receipt by the Custodian of an Advance Request in compliance with the requirements of this Lease and the Construction Management Agreement, and the Custodian may act in reliance upon any instrument or signature reasonably believed by it to be genuine and authorized.

(c) The Company covenants and agrees that, upon the written request of the Authority, the Custodian or any Holder from time to time, it shall furnish to the Authority, the Custodian or such Holder, as applicable, with evidence which is reasonably satisfactory to the Authority, the Custodian or such Holder, as applicable, including, but not limited to, certificates and affidavits of the Company and/or the consulting engineer, if a consulting engineer has been or is engaged, or any contractor or such other person as the Authority, acting through the Custodian, or any Holder may reasonably require, showing (i) the extent completed, and estimated value, of the Leased Improvements at that time, (ii) that all outstanding claims for labor, materials, fixtures, furnishings, equipment, and other work have been paid or provided for in accordance with the requirements of this Lease, and (iii) that the Company has substantially complied with all of the Company’s obligations hereunder and under the Construction Management Agreement.

(d) Further, in order to pay the costs of the issuance of the Bond, the Custodian may use amounts in the Construction Fund to pay such costs of issuance. When the amounts previously deposited in the Construction Fund have been spent on Qualified Project Costs, the Custodian, as agent of the Authority, without the need to receive any Advance Request relating thereto, subject to the issuance of the Bond, is to make additional draws under the Bond Purchase Loan Agreement to be used to pay such interest. All amounts drawn under the Bond Purchase Loan Agreement are to be deposited in the Construction Fund and disbursed therefrom by the Custodian to the Holder in payment of interest, and for payment of other Qualified Project Costs as provided herein.

(e) Reference is made to that certain Report of Phase I Environmental Site Assessment, Environmental Compliance Review, and Limited Asbestos Survey Update dated October 13, 2000 related to the Leased Improvements and performed by Law Engineering and Environmental Services, Inc. (“Law Engineering”) for Tierjen, Inc. Subject to the provisions of this subsection (e) set forth below, and to the other terms and conditions of this Lease, the Company may make normal Advance Requests under Section 4.4(a)(l), above, to pay or reimburse the costs of (1) a reasonable upgrade of the limited asbestos survey contained in such report or of obtaining a reasonable asbestos survey: (2) the costs of obtaining from Law Engineering reasonable errors and omissions insurance coverage for the Authority and the Company with respect to Law Engineering’s services in providing such report; and up to $1,800 to pay the premium costs for a policy of lessee’s title insurance for the Company. No such Advance Request may be made if it would cause the Construction Fund to be inadequate to pay other current and projected Qualified Project Costs, as determined by agreement of the Authority and the Company.

Section 4.5. Obligation of the Parties to Cooperate in Furnishing Documents; Reliance of the Custodian. The Authority agrees to cooperate with the Company in furnishing to the Custodian the documents referred to in this Article or in the Construction Management Agreement that are required to effect Advances from the Construction Fund.

Section 4.6. Establishment of Completion Date. When the Project has been substantially completed, such substantial completion shall be evidenced to the Authority, to the Custodian and to the Holder by a certificate of occupancy issued by the applicable governmental authority, accompanied by a certificate of the Company stating that the Leased Improvements have been substantially completed, listing the items, if any, that need to be completed or corrected and the amounts needed therefor, signed by the Authorized Company Representative and stating (I) that the construction of the Leased Improvements has been substantially completed and (2) all Qualified Project Costs, Company’s Project Costs for which the Company has accepted the responsibility for payment, and Authority’s Project Costs for which the Authority has accepted the responsibility for payment have been paid except for amounts needed to be disbursed for Qualified Project Costs, Company’s Project Costs for which the Company has accepted the responsibility for payment, and Authority’s Project Costs for which the Authority has accepted the responsibility for payment which either are (i) not yet due and payable or (ii) are being contested (the estimated amount of such not yet due or contested amounts being set forth in the certificate). Notwithstanding the foregoing, such certificate may state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being. It shall be the duty of the Company to cause the certificate contemplated by this Section to be furnished as soon as the construction of the Leased Improvements shall have been substantially completed. When the Project has been fully completed and all Qualified Project Costs, Company’s Project Costs for which the Company has accepted the responsibility for payment, and Authority’s Project Costs for which the Authority has accepted the responsibility for payment have been fully paid, the Company shall so notify the Authority, the Custodian and the Holder in writing, whereupon the Construction Period shall terminate. The date of such notice shall be the “Completion Date.” If the Completion Date is later than March 1, 2001, and such delay was unexcused and was proximately caused by acts or omissions involving the Company, the Company’s obligation to pay Basic Rent shall nevertheless commence as though the Completion Date had occurred as of March 1, 2001, and, in addition, the Authority may avail itself of its other rights and remedies at law or in equity. If the Completion Date is later than July 1, 2001, and such delay was unexcused and was proximately caused by acts or omission not involving the Company, the Company may at its option terminate this Lease and the Construction Management Agreement, effective immediately upon giving written notice of termination to the Authority, and such termination shall be without prejudice to the accrued rights and claims of the parties. A party shall be excused from responsibility for delay if such delay was beyond its reasonable control and without its fault or negligence.

Section 4.7. Company Required to Pay the Company’s Project Costs. The Authority does not make any warranty, either express or implied, that the Qualified Funds will be sufficient to pay either all of the Project Costs or all of the Qualified Project Costs. The Company agrees that the Company shall pay, from its own funds, any and all of the Company’s Project Costs and that it shall not be entitled to any reimbursement therefor from the Authority, from the Construction Fund or from the Holder, nor shall it be entitled to any diminution of the amounts payable under Section 5.3 hereof. The Company shall pay all of the Company’s Project Costs prior to the termination of the Construction Period.

Section 4.8. Authorized Company and Authority Representatives and Successors. The Company and the Authority, respectively, shall designate, respectively, in the manner prescribed in Section 1.1 hereof, the Authorized Company Representative(s) and the Authorized Authority Representative(s). In the event that any person so designated should become unavailable or unable to take any action or make any certificate provided for or required in this Lease, a successor or additional Authorized Company Representative or Authorized Authority Representative shall be appointed in the manner prescribed in Section 1.1 hereof.

Section 4.9. Enforcement of Remedies Against Contractors, Subcontractors, Suppliers, Fabricators and Their Sureties. The Authority hereby authorizes the Company, as agent of the Authority, to take such action and institute such proceedings as shall be necessary to cause and require all contractors, subcontractors, suppliers, fabricators, and their sureties to complete their contracts diligently in accordance with the terms of such contracts, including, without limitation, the correction of any defects. The Authority agrees that the Company may, from time to time, in its own name, or in the name of the Authority, take such action as may be necessary or advisable, as determined by the Company, against such contractors, subcontractors, suppliers, fabricators and their sureties, to insure the proper construction of the Leased Improvements.

The Company agrees that any such action taken by it pursuant to this Section shall be at its own expense, and without cost to the Authority.

[End of Article IV]

ARTICLE V

EFFECTIVE DATE OF THIS LEASE; DURATION OF LEASE TERM;

RENTAL PROVISIONS;

NATURE OF OBLIGATIONS OF COMPANY

Section 5.1. Effective Date of this Lease: Duration of Lease Term. This Lease shall become effective upon its delivery. The initial Term of this Lease shall expire at 11:59 p.m., City of Moultrie, Georgia, time, on the last day of the month immediately preceding the fifth anniversary of the Rent Commencement Date, unless this Lease is earlier terminated as herein provided. The Company, if it is not in default hereunder, shall have the option to renew this Lease for a renewal term of two years. To exercise such option, the Company shall give written notice of renewal to the Authority at least 180 days prior to the commencement date of the renewal term. Reference herein to the Term of this Lease, refers to the initial Term and, if this Lease has been renewed, shall include the renewal term.

Section 5.2. Delivery and Acceptance of Possession; Quiet Enjoyment. The Company shall, commencing with the date of delivery of this Lease, have possession, custody and control of the Project as it exists on such date and the Company hereby accepts such possession, custody and control. The Company, as Construction Manager for the Authority; shall complete the construction of the renovation of the Project pursuant to this Lease. The Authority agrees that, subject to Permitted Encumbrances, so long as the Company shall fully and punctually pay all of the rents and other amounts provided to be paid hereunder by the Company and shall fully and punctually perform all of its other covenants and agreements hereunder, the Company shall peaceably and quietly have, hold, and enjoy the Project during the Term, and the Authority warrants and covenants, subject to Permitted Encumbrances, that it will defend the Company in such peaceable and quiet possession of the Project. The Authority covenants and agrees that, subject to Permitted Encumbrances, it shall not take any action, other than pursuant to Article X of this Lease, or the other express provisions of this Lease, to prevent the Company from having quiet and peaceable possession and enjoyment of the Project during the Term.

Section 5.3. Rents and Other Amounts Payable.

(a) Basic Rent: Commencing on the Rent Commencement Date and on the first day of each sixth month thereafter during the Term, including any renewal term, the Company shall pay Basic Rent, in advance in the amount of $175,000 (being an annual rent of $350,000 for a full year).

(b) Additional Rent:

(i) The Company agrees that, during the Term, it shall pay directly to the Authority, as Additional Rent, (I) an amount sufficient to reimburse the Authority for all expenses, advances or liabilities incurred by the Authority as a result of the failure of the Company to comply with the terms of this Lease, including, but not limited to, the reasonable fees and expenses of counsel for the Authority and (II) any amounts that are subject to payment or indemnification by the Company to the Authority under Sections 5.3(b)(i), 6.6, 8.5 or 10.4 hereof. All payments of Additional Rent described in this paragraph shall be billed to the

Company by the Authority from time to time, together with reasonable supporting documentation thereof. Amounts so billed shall be paid by the Company within thirty (30) days after receipt of the bill by the Company; the right of the Authority to payments under this paragraph is one of the Unassigned Rights. In the event the Company shall fail to make any of the payments required in this Section 5.3(b)(i), the unpaid amount shall continue as an obligation of the Company until fully paid, and shall accrue interest from such thirtieth day at the lesser of: (i) the Default Rate calculated on the basis of a 365/366 day year and actual number of days elapsed or (ii) the maximum rate allowed by law.

(ii) The Company agrees that, during the Term, it shall pay directly to any Holder, as Additional Rent, an amount sufficient to reimburse such Holder for all expenses, advances or liabilities incurred by such Holder, including, but not limited to, the reasonable fees and expenses of counsel for such Holder, as a result of the failure of the Company to comply with the terms of this Lease and any amounts that are subject to payment or indemnification by the Company to such Holder under Sections 5.3(b)(i), 6.6, 8.5 or 10.4 hereof. All payments of Additional Rent described in this paragraph shall be billed to the Company by such Holder from time to time, together with reasonable supporting documentation thereof. Amounts so billed shall be paid by the Company within thirty (30) days after receipt of the bill by the Company. In the event the Company shall fail to make any of the payments required in this Section 5.3(b)(ii), the unpaid amount shall continue as an obligation of the Company until fully paid, and shall accrue interest from such thirtieth day at the lesser of: (i) the Default Rate calculated on the basis of a 356/366 day year and actual number of days elapsed or (ii) the maximum rate allowed by law.

Section 5.4. Place of Rental Payments. The Basic Rent provided for in Section 5.3(a) hereof, shall be paid directly to the respective Holder for the account of the Authority in the manner provided in Section 5.3(a). The Additional Rent provided for in Section 5.3(b)(i) and any interest on late payments thereof shall be payable directly to the Authority. The Additional Rent provided for in Section 5.3(b)(ii) and any interest on late payments thereof shall be payable directly to the Holder that is entitled thereto. All payments shall be paid in lawful money of the United States of America in funds that are immediately available on the due date of such payment.

Section 5.5. Nature of Obligations of Company Hereunder.

(a) The obligations of the Company to make the payments required in Section 5.3 hereof and other sections hereof and to perform and observe any and all of the other covenants and agreements on its part contained herein shall be a general obligation of the Company and shall, from and after the Completion Date, and except with respect to a breach by the Authority of its covenant of quiet enjoyment contained in Section 5.2, above, be absolute and unconditional irrespective of any defense or any rights of set off, recoupment, or counterclaim, except payment, it may otherwise have against the Authority or any Holder. The Company agrees that it shall, from and after the Completion Date, and except with respect to a breach by the Authority of its covenant of quiet enjoyment contained in Section 5.2, above, not (i) suspend, abate, reduce, abrogate, diminish, postpone; modify, or discontinue any payments provided for in Section 5.3 hereof, (ii) fail to observe any of its other agreements contained in this Lease, or (iii) terminate its obligations under this Lease for any contingency, act of God, event, or cause whatsoever, including, without limiting the generality of the foregoing, failure of the Company to occupy or to use the Project as contemplated in this Lease or otherwise, any change or delay in the time of availability of the Project, any acts or circumstances which may impair or preclude the use or possession of the Project, any defect in the title, design, operation, merchantability, fitness, or condition of the Project or in the suitability of the Project for the Company’s purposes or needs, failure of consideration, any declaration or finding that a Bond is unenforceable or invalid, the invalidity of any provision of this Lease, any acts or circumstances that may constitute an eviction or constructive eviction, destruction of or damage to the Project, the taking by eminent domain of title to or the use of all or any part of the Project, failure of the Authority’s title to the Project or any part thereof, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either thereof or in the rules or regulations of any governmental authority, or any failure of the Authority to perform and observe any agreement, whether express or implied, or any duty, liability, or obligation arising out of or connected with this Lease. The preceding sentence is not intended to impair, and shall not impair, the Company’s rights under Sections 6.5, 6.7 and 7.1, below, in the event of damage, destruction or condemnation of the Project.

(b) Nothing contained in this Section shall be construed to release the Authority from the performance of any of the agreements on its part herein contained. In the event the Authority should fail to perform any such agreement on its part, the Company may institute such action against the Authority as the Company may deem necessary to compel performance so long as such action does not abrogate the Company’s obligations hereunder. The Authority hereby agrees that it shall not take or omit to take any action that would cause this Lease to be terminated, except pursuant to an express right contained herein.

(c) The Company may, however, at its own cost and expense and in its own name or in the name of the Authority, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of possession, occupancy, and use hereunder, and in such event the Authority hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Authority in any such action or proceeding if the Company shall so request.

[End of Article V]

ARTICLE VI

MAINTENANCE, TAXES, INSURANCE AND EMINENT DOMAIN

Section 6.1. Maintenance of Project. The Company, at the expense of the Company, during the Term shall (i) keep the Project in as reasonably safe condition as its operations shall permit and (ii) keep the Leased Improvements in reasonably good repair and operating condition, making from time to time, subject to the provisions of Section 6.2 hereof, all necessary and proper repairs thereto and renewals and replacements thereof, including external and structural repairs, renewals, and replacements. Subject to the provisions of Article VIII hereof, the Company, at its own expense, may from time to time make any Additions or Alterations and any modifications, upgrades, replacements and substitutions to the Leased Improvements that it may deem desirable for its purposes, subject to obtaining the Authority’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the provisions of Section 9.7 hereof, Additions or Alterations and any modifications, upgrades, replacements and substitutions to the Leased Improvements so made by the Company shall be located on the Leased Land and shall become a part of the Project. The Company shall not do or permit others under its control to do any work in or about the Project or related to any repair, rebuilding, restoration, replacement, alteration of, or addition to the Leased Improvements, or any part thereof, unless all requisite municipal and other governmental permits and authorizations shall have first been procured and paid for. All such work shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, governmental regulations, and requirements. Notwithstanding the foregoing, in the event the Project, or any part thereof, is damaged or destroyed by casualty, the Company’s obligations to repair or replace the Project, or portion thereof so damaged or destroyed, shall be governed exclusively by Section 7.1 hereof.

Section 6.2. Removal of Building Fixtures. The Authority shall not be under any obligation to replace any inadequate, obsolete, worn out, unsuitable, undesirable, or unnecessary building fixtures. The Company shall not be under any obligation to replace any inadequate, obsolete, worn out, unsuitable, undesirable, or unnecessary building fixtures, unless the replacement thereof is necessary, in the judgment of the Company for the proper operation of the Project or is necessary, in the judgment of the Authority or the Holder to preserve the value of the Project. Subject to the foregoing exceptions, if no Event of Default under this Lease shall have happened and be continuing, in any instance where the Company in its discretion determines that any building fixture or part thereof has become inadequate, obsolete, worn out, unsuitable, undesirable, or unnecessary, the Company, following the giving of not less than thirty (30) days notice to the Authority and to the Holder of its intention to do so, may remove, at its own expense, such building fixture or part thereof from the Leased Improvements and sell, trade in, exchange, scrap or otherwise dispose of the same without any responsibility or accountability to the Authority or any Holder. The removal from the Leased Improvements of any building fixture or part thereof pursuant to the provisions of this Section shall not entitle the Company to any abatement or diminution of the rental payments payable under Section 5.3 hereof. If any building fixture or part thereof is to be sold or traded in, rather than abandoned and discarded, then, at the written request of the Company, the Authority shall execute such instruments as shall be required to convey title thereto to the purchaser or to the person accepting the same as a trade in and the Holder shall release the lien and security interest of the Security Deed therein. This Section 6.2 shall be in addition to the Company’s rights under Section 9.7, below, to remove its own trade fixtures, machinery, equipment, furnishings, and other personal property from the Project.

Section 6.3. Taxes, Other Governmental Charges, and Utility Charges. The Company, at the expense of the Company, shall, throughout the Term, duly pay and discharge, as the same become due and payable, (i) all taxes and governmental charges of any kind whatsoever that may (on account of a change in law or otherwise) at any time be lawfully assessed or levied against or with respect to the interests of the Authority, of the Company and of the Holder in the Project, (ii) any sales or rent taxes levied upon or with respect to the lease revenues and receipts of the Authority from the Project which, if not paid, will become a lien on the Project or a charge on the revenues and receipts therefrom prior to or on a parity with the charge, pledge, and assignment thereof created and made in the Bond Resolution and in the Security Deed, (iii) all utility and other charges incurred in the operation, maintenance, use, occupancy, and upkeep of the Project, and (iv) other levies, permit fees, inspection and license fees and all other charges imposed upon or assessed against the Project or any part thereof or upon the revenues, rents, issues, and income of the Project or arising in respect of the occupancy, uses or possession thereof. Both the Authority and the Holder shall be entitled to enforce the provisions of this Section, and the Authority’s right to enforce the same is one of the Unassigned Rights.

Under current law, property owned by the Authority is exempt from ad valorem property tax. The Company shall make annual payments in lieu of taxes to the Authority, for the benefit of the state, the county, the city and the other local taxing authorities, equal to the following payment percentages of the ad valorem taxes which they would have levied against the Project if the Company, rather than the Authority, were the owner of the Project on January 1 of such year:

Tax Year	Payment Percentage
2002	20%
2003	40%
2004	60%
2005	80%
2006 and thereafter	100%

For purposes of calculating the payments in lieu of taxes (i) the fair market value of the Project shall be determined using the valuation procedures ordinarily employed in the County for purposes of ad valorem property taxation, (ii) the fair market value shall be multiplied by the assessment percentage (40%), (iii) the resulting “assessed value” shall be multiplied by the respective millage rates of the state, county, city and local taxing authorities to determine the gross normal tax” applicable to each such governmental entity and (iv) and the “gross normal tax” applicable to each such governmental entity shall be multiplied by the applicable payment percentage for the year for which such calculation is made to determine the payment in lieu of taxes payable in such year to each such governmental entity. In any year in which a payment in lieu of taxes is due hereunder, the Company shall, on or before the date actual ad valorem taxes would normally be due, deliver to the Authority, checks payable to the respective tax collectors for such state, county, city, and local taxing authorities for the payment in lieu of taxes payable in such year to each such governmental entity for which such tax collectors collect taxes. Receipt of such checks shall be noted by the Authority on its records and the Authority shall then forward the respective checks to the respective tax collectors that are the payees thereof. The Authority shall have no economic interest in such payments in lieu of taxes, but shall serve a collector thereof for the benefit of such governmental entities. Should the Company fail to make payments in lieu of taxes required by this Section at the times and in the manner provided for in this Section, the Company shall be obligated to pay to the respective governmental entities, in addition to such payment in lieu of taxes, an additional amount that shall be equal to the penalties and interest that would be assessed against the Company if such payment in lieu of taxes were delinquent ad valorem taxes. If the Authority’s ownership interest in the Project, the Company’s leasehold interest or any other interest therein should become subject to actual ad valorem taxes in any tax year, the Company’s obligations to pay payments in lieu of taxes, above, shall be inapplicable to such tax year.

Section 6.4. Insurance Required.

(a) The Company, at the expense of the Company, during the Construction Period and throughout the Term, shall carry the following insurance:

(i) hazard and casualty insurance on the Leased Improvements, in amounts (taking into account a deductible of not more than $100,000 per occurrence) not less than the lesser of (A) an amount not less than 100% of replacement cost of the Project or (B) full insurable value of the Project; all hazard, casualty, and flood insurance policies obtained by the Company as required by Section 6.4(a)(i) shall be endorsed to name the Authority, as owner, and the Holder as a secured party, with loss payable to jointly to the Authority and the Holder, without contribution, under a standard mortgagee clause (the deductible amount specified above may be increased with the written consent of the Authority and the Holder); and

(ii) general liability insurance, in amounts of $1,000,000 per occurrence and $2,000,000 in aggregate, and fire damage for any one fire of $500,000, subject to deductibles per occurrence not to exceed $100,000; such policy or policies shall name the Authority and the Holder as additional insureds (the deductible amount specified above may be increased with the written consent of the Authority and the Holder); and

(iii) worker’s compensation insurance as required by law relating to the Company’s employees working at the Project.

The Company further agrees that it will, at all times during the Construction Period, use its best efforts to cause any general contractor involved in the constriction of the Leased Improvements to maintain general liability insurance in an amount not less than that required to be maintained under this Section, and shall cause the Authority, the Company and the Holder to be named as additional insureds under such insurance. The Company shall also use its best efforts to cause the general contractor to maintain worker’s compensation insurance as required by law. In addition, if the above-mentioned general liability insurance does not cover the Authority, the Company and the Holder as to the subject matter of such worker’s compensation insurance, then the Company shall either provide, or use its best efforts to cause the general contractor to provide, other insurance covering the Authority, the Company and the Holder with respect to such subject matter. Each party hereto shall, if possible, obtain a waiver from any insurance carrier with which it carries insurance covering the demised premises or the contents thereof, releasing subrogation rights against the other party

(b) All such insurance policies and endorsements required by this Section 6.4 shall be fully paid for (including periodic premium payments) and contain such provisions and expiration dates and be in such form and issued by insurance companies licensed to do business in the State of Georgia. In lieu of separate policies, the Company may maintain one or more blanket policies of insurance having the coverage required by Section 6.4(a) hereof. Without limiting the foregoing, each policy shall provide that no act or thing done by the Company shall invalidate the policy as against the Authority and the Holder and the Company shall provide the Authority and the Holder with a certificate of the insurer that provides that such insurance may not be canceled or materially changed by the insurer without at least thirty (30) days’ prior written notice to the Company, the Authority, and the Holder.

(c) A certificate or certificates of the insurers relating to the insurance referred to in Section 6.4 (a), above showing that such insurance is in force and effect shall be deposited with the Authority, and prior to the expiration of any such policy the Company shall furnish the Authority with a certificate of insurance reasonably satisfactory to the Authority showing that the policy has been renewed or replaced. At the written request of the Authority, the Company shall deliver to the Authority receipts evidencing the payment for all such insurance policies and renewals and replacements.

(d) The Authority, by the Security Deed, shall assign its interest in the casualty insurance, described above, to the Holder, together with all unearned premiums as further security for the Bond.

(e) The Authority and the Holder shall each be entitled to enforce the provisions of this Article, and the Authority’s right to enforce this Article shall be one of the Unassigned Rights.

Section 6.5. Application of Net Proceeds of Insurance. The Net Proceeds of the insurance carried pursuant to the provisions of Sections 6.4(a)(ii) and (iii) and similar insurance carried by any contractor shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds have been paid. The Net Proceeds of insurance carried pursuant to Section 6.4(a)(i) shall be transferred to the Custodian and deposited in the Project Restoration Fund to be applied as provided in Article VII hereof.

Section 6.6. Advances by the Authority or the Holder. If the Company shall fail to do any act or pay any taxes, assessments, charges or insurance premiums required by this Article, the Authority or any Holder may (but shall be under no obligation to), after notifying the Company of its intention to do so, do any such act or pay any such taxes, assessments, charges or premiums required by this Article, and all amounts so advanced therefor by the Authority or any Holder shall become an additional obligation of the Company to the one making the advancement, which amounts shall constitute Additional Rent which shall be payable, with interest as provided in Section 5.3 (b). Any remedy herein vested in the Authority for the collection of rent shall also be available to each Holder for the collection of any Additional Rent payable to such Holder on account thereof.

Section 6.7. Eminent Domain. If the Authority or the Company obtains knowledge of the institution or threat of institution of any proceedings for the taking of the Project or any portion thereof by exercise of the power of eminent domain, it shall immediately notify the other party hereto and the Holder of the pendency of such proceedings. The Authority, the Company and the Holder may participate in any such proceedings and Authority from time to time shall deliver to the Company and the Holder all instruments requested by it to permit such participation. The Authority shall not settle any eminent domain proceeding relating to the Project or any part thereof or sell the Project or any part thereof under threat of eminent domain without the prior written consent of the Company and the Holder. The Net Proceeds of any eminent domain award or any sale in lieu of a taking by eminent domain shall be transferred to the Custodian and deposited in the Project Restoration Fund to be applied as provided in Article VII hereof.

[End of Article VI]

ARTICLE VII

DAMAGE, DESTRUCTION, AND CONDEMNATION

Section 7.1. Repair, Restoration or Replacement. If any portion of the Project is damaged, destroyed or taken by eminent domain (or is sold under threat of eminent domain), the Net Proceeds shall, upon receipt, be deposited in the Project Restoration Fund which shall be held by the Custodian and used for the repair, restoration or replacement of the Project. If such Net Proceeds are not sufficient to repair or replace the Project, so that the Project as repaired, restored or replaced shall be at least equal in value and general utility as it was prior to the damage or destruction or taking, then the Company shall provide such additional funds as are needed to repair, restore or replace the Project.

If it becomes necessary to repair, restore or replace the Project, the Authority and the Company may enter into an agreement, substantially similar to the Construction Management Agreement, under which the Company, as Construction Manager for the Authority, shall promptly proceed to do so and shall prosecute its repair, restoration and replacement activities with due diligence. Amounts held in the Project Restoration Fund shall be disbursed to pay costs for such repair, restoration or replacement substantially in the manner provided for herein for the disbursement of amounts in the Construction Fund. Under no circumstance shall damage or destruction of the Project or restoration or repair thereof be deemed to extend the Maturity Date of the Bond or the dates on which payments of interest and/or principal specified in the Bond are due or relieve the Company of its obligations to make scheduled periodic payments of Basic Rent. Upon completion of the work and payment in full therefor, the Custodian shall apply any amount remaining in the Project Restoration Fund first to reimburse the Company, for deposits it has made to the Project Restoration Fund and then as provided in the Security Deed.

[End of Article VII]

ARTICLE VIII

ADDITIONAL COVENANTS; ADDITIONAL BONDS

Section 8.1. No Warranty of Condition or Suitability by the Authority. THE ISSUER MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, CONDITION, OR WORKMANSHIP OF ANY PART OF THE PROJECT OR THAT THE SAME WILL BE SUITABLE FOR THE COMPANY’S PURPOSES OR NEEDS.

Section 8.2. Access to Project and Records. The Authority and the Holder and their respective duly authorized representatives and agents, shall have the right, upon reasonable prior notice, but subject to any reasonable restriction imposed by the Company for the protection of its patents, trademarks, trade secrets, and other confidential proprietary information, to enter the industrial plant located on the Leased Land at all reasonable times during the Term for the purpose of (i) examining and inspecting the Project and (ii) performing such work in and about the Project made necessary by reason of an Event of Default. The Authority and the Holder shall also have the right at all reasonable times to examine, photocopy and make extracts from the books and records of the Company, insofar as such books and records relate to the repair and maintenance of the Project or insofar as necessary to ascertain compliance with this Lease.

Section 8.3. Company to Maintain its Existence and Qualification; Conditions Under Which Exceptions Permitted. The Company agrees that while this Lease is in effect it shall maintain its legal existence and good standing as a limited partnership in the state of its domicile and shall before conducting business and thereafter maintain its qualification to do business and good standing in the State, shall not without the prior written consent of the Authority and the Holder, which consent shall not be unreasonably withheld or delayed, consolidate with or merge into another Person or permit one or more other Persons to consolidate with or merge into it, and shall not dissolve or otherwise dispose of all or substantially all of its assets. The Company may, without violating the agreement contained in this Section, consolidate with or merge into a Permitted Entity, or permit one or more such other legal entities to consolidate with or merge into it, or the Company may sell or otherwise transfer to another Permitted Entity all or substantially all of its assets as an entirety and thereafter dissolve, provided the surviving, resulting, or transferee Permitted Entity (i) is authorized to do business in the State, (ii) assumes in writing all of the obligations of the Company under this Lease, (iii) obtains all licenses and permits required by law to operate the Project and (iv) has a new worth of not less than that of the Company immediately prior to such merger, consolidation of transfer of assets. In calculating such net worth, indebtedness that is subordinated to the Company’s obligations under this Lease shall be deemed to be “equity,” rather than indebtedness.

Section 8.4. Operation of the Project. The Company shall operate the Project as a meat processing plant throughout the Term following the Completion Date, and, except in accordance with its normal business practices (for a period not exceeding 30 consecutive days, or for more than 60 days per year), shall not suspend such operation except for reasons beyond the control of the Company.

Section 8.5. Indemnity.

(a) The Company shall and agrees to indemnify and save the Authority, the Holder and their respective officials, directors, officers, members, and employees harmless against and from all claims by or on behalf of any Person arising from or relating to (i) any condition of or operation of the Project, (ii) any, act or negligence of the Company or of any of its agents, contractors, servants, employees, or licensees, (iii) any act or negligence of any assignee or sublessee of the Company or of any agents, contractors, servants, employees, or licensees of any assignee or sublessee of the Company, or (iv) any violation of the federal or State securities laws by the Company. However, with respect to matters referred to in the preceding clauses (i), (ii), (iii) or (iv), this indemnity shall not apply, as to the Authority, to any acts of gross negligence or willful misconduct or intentional misconduct of the Authority and, as to the Holder, to any acts of gross negligence or willful misconduct or intentional misconduct of the of the Holder, or in the case of matters referred to in clause (iv) this indemnity shall not apply to the Holder if such Holder has acquired a Bond other than in a bona fide private placement and has failed to perform a thorough due diligence investigation in connection therewith. The Company shall indemnify and save the Authority and the Holder (and the other persons and entities referred to above, as appropriate) harmless from and against all costs and expenses incurred in or in connection with any such claim or in connection with any action or proceeding brought thereon, including reasonable attorneys’ fees actually incurred, and upon notice from the Authority or from the Holder, as applicable, the Company shall defend it (and the other persons and entities referred to above, as appropriate) in any such action or proceeding. The indemnities set forth above specifically extend to, but are in no way limited to, governmental or other claims relating to any actual or alleged violation of any Environmental Laws, provided, that such indemnity shall not extend to any actual or alleged violation of any Environmental Laws, which violation exclusively relates to the Leased Land and exclusively relates to a cause or condition occurring or existing prior to the delivery of this Lease.

(b) With respect to the indemnity contained in the preceding subparagraph (a), if any proceeding before any court, governmental body or arbitrator is brought against an indemnified party, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate) to assume the defense of such proceeding with counsel satisfactory to the indemnified party, acting reasonably. If the indemnifying party assumes the defense of a proceeding, the indemnifying party without the indemnified party’s consent, which consent shall not be unreasonably withheld, may effect no compromise or settlement of such claims on behalf of the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Lease, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent.

(c) Nothing contained in this Section 8.5 shall require the Company to indemnify any indemnified Person for any claim or liability for which the Company was not given any opportunity to contest or for any settlement of any such action effected without the Company’s consent (assuming such rights are available and have not been waived in writing by the Company). The indemnity of the indemnified Persons contained in this Section 8.5 shall survive the termination of this Lease.

(d) Anything in the Lease to the contrary notwithstanding, it is agreed that each party (the “Releasing Party”) hereby releases the other party (the “Released Party”) from any liability or responsibility (to the Releasing Party or anyone claiming through or under the Releasing Party by way of subrogation or otherwise) which the Released Party would, but for this Section 8.5 have had to the Releasing Party during the term of this Lease resulting from the occurrence of any accident or occurrence or casualty (i) which is or would be covered by a fire and extended coverage policy (with a vandalism and malicious mischief endorsement attached) or by sprinkler leakage, boiler and machinery or water damage policy in the State of Georgia (irrespective of whether such coverage is being carried by the Releasing Party), or (ii) covered by any other casualty or property damages insurance being carried by the Releasing Party at the time of such occurrence, even if such casualty resulted in whole or in part from any act or neglect of the Released Party, its partners, officers, agents or employees; provided, however, that the releases herein contained shall not apply to any loss or damage occasioned by the willful, wanton or premeditated action or omission of the Released Party. Each party hereto shall, if possible, obtain a waiver from any insurance carrier with which it carries insurance covering the demised premises or the contents thereof, releasing subrogation rights against the other party.

(e) The Authority and the Holder shall each be entitled to enforce its right to indemnification under this Section, and the Authority’s right to indemnification hereunder shall be one of the Unassigned Rights.

Section 8.6. Licenses and Permits. The Company shall do all things necessary to obtain, maintain, and renew, from time to time, as necessary, all permits, licenses, franchises, and other governmental approvals necessary for the operation of the Project and obtainable by the Company, the lack of which would have a material adverse affect upon the Company’s ability to meet its obligations under this Lease. The Company hereby agrees to give prompt notice to the Authority and the Holder of the loss of any permit, license, franchise, or other governmental approval, which notice shall set forth the reasons for such loss.

Section 8.7. Compliance with Laws. The Company warrants that throughout the Term it shall, at its own expense, maintain the Project in compliance with all applicable life and safety codes and all applicable building and zoning, health, environmental, and safety ordinances and laws, including the Occupational Health and Safety Act, the Americans With Disabilities Act of 1990, and all applicable Environmental Laws (provided, that such warranty shall not extend to any actual or alleged violation of any Environmental Laws, which violation exclusively relates to the Leased Land and exclusively relates to a cause or condition occurring or existing prior to the commencement of work on the Leased Land for purposes of the Project), and all other applicable laws, ordinances, rules, and regulations of the United States of America, the

State, and any political subdivision or agency thereof having jurisdiction over the Project and which relate to the operations of the Project, any violation of which would have a material adverse affect on the Company’s ability to fully perform its obligations under this Lease. The Company shall not, in its use or operation of the Project, discriminate or permit discrimination on the basis of race, sex, color or national origin in any manner prohibited by local state or federal laws, rules, orders or regulations.

If the Company shall first notify the Authority and the Holder of its intention to do so, the Company may, at its own expense and in its own name and behalf or in the name and behalf of the Authority and in good faith, contest any allegation that it has not complied with the laws described in this Section 8.7 and, in the event of any such contest, the provisions of this Section 8.7 shall not apply to any such alleged violations of law during the period of such contest and any appeal therefrom. The Authority shall, at the expense of the Company, cooperate fully with the Company in any such contest.

The Authority and the Holder shall each be entitled to enforce the provisions of this Section, and the Authority’s right to enforce this Section shall be one of the Unassigned Rights.

Section 8.8. Granting of Easements. The Authority, at the written request of the Company, subject to the approval of the Holder, shall at any time or times grant easements, licenses, rights of way (including the dedication of public highways), and other rights or privileges in the nature of easements with respect to the Leased Land, or the Authority, at the written request of the Company, shall release existing easements, licenses, rights of way, and other rights or privileges with or without consideration, and the Authority agrees that it shall execute and deliver any instrument necessary or appropriate to confirm and grant or release any such easement, license, right of way, or other right, or privilege upon receipt of (i) a copy of the instrument of grant or release, (ii) a written application signed by the Authorized Company Representative requesting such instrument, and (iii) a certificate executed by the Authorized Company Representative stating that such grant or release will not impair the effective use or interfere with the operation of the Project. Any money consideration received in connection with the granting or release of an easement pursuant to this Section 8.8 shall be used, at the election of the Company, to acquire additional property for the Project or to retire principal of the Bond. No grant or release effected under the provisions of this Section shall entitle the Company to any abatement or diminution of the rents payable under Section 5.3 hereof.

[End of Article VIII]

ARTICLE IX

ASSIGNMENT, SUBLEASING, ENCUMBERING, AND SELLING; REDEMPTION;

RENT PREPAYMENTS AND ABATEMENT; INSTALLATION OF

COMPANY’S OWN MACHINERY AND EQUIPMENT

Section 9.1. Assignment and Subleasing. The Company may not assign this Lease or sublease the Project, as a whole or in part, without obtaining the prior written consent of the Authority and the Holder, which consent shall not unreasonably be withheld, conditioned or delayed. Notwithstanding the foregoing, the Company may assign of its interest in this Lease to a Permitted Entity if the requirements set forth in Section 8.3 pertaining to a “surviving, resulting or transferee Person” have been fulfilled. Any such consolidation, merger or transfer of substantially all of the assets of the Company as provided in Section 8.3 hereof, and any assignment, delegation or sublease authorized in Section 8.3 hereof or above in this Section 9.1, or otherwise consented to by the Authority, shall be subject to each of the following conditions:

(a) No assignment (other than pursuant to Section 8.3 hereof in a transaction in which the Company ceases to exist) or sublease shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment or sublease, the Company shall continue to remain primarily liable for payment of the rents specified in Section 5.3 hereof and for the payment, performance, and observance of the other obligations and agreements on its part herein provided to be performed and observed by it, unless the Authority and the Holder of the Bond consent in writing to such release.

(b) The assignee or sublessee shall assume in writing the obligations of the Company hereunder to the extent of the interest assigned or subleased.

(c) The Company shall furnish or cause to be furnished to the Authority and the Holder assurances reasonably satisfactory to the Authority and the Holder that the Project will continue to be operated in compliance with the provisions hereof.

(d) No such assignment or sublease (other than pursuant to Section 8.3 hereof in a transaction in which the Company ceases to exist) shall give rise to a novation, unless the Authority and the Holder of the Bond agree in writing to such novation.

(e) The Company or such “surviving, resulting or transferee Person” shall, within thirty (30) days prior to the execution thereof, furnish or cause to be furnished to the Authority a true and complete copy of each such proposed assignment or sublease or documents of merger, consolidation or sale of assets, as the case may be. The Company or such “surviving, resulting or transferee Person” shall, within thirty (30) days after the execution thereof, furnish or cause to be furnished to the Authority a true and complete copy of each such assignment or sublease or documents of merger, consolidation or sale of assets, as the case may be, as actually executed. The Authority and the Holder shall have the right, at any time and from time to time, to notify any assignee or sublessee of their rights of under this paragraph.

Section 9.2. Restrictions on Sale, Encumbrance, or Conveyance of the Project by the Authority. Except pursuant to the Security Deed and except for any sale under threat of a taking by eminent domain or a sale pursuant to Article VI hereof, the Authority agrees that, during the Term, it shall not, except pursuant to or as permitted by the Security Deed: (1) directly, indirectly, or beneficially sell, convey, or otherwise dispose of any part of its interest in the Project, (2) permit any part of the Project to become subject to any, lien, claim of title, encumbrance, security interest, conditional sale contract, title retention arrangement, finance lease, or other charge of any kind, without the written consent of the Company and the Holder, and (3) assign, transfer, or hypothecate (other than pursuant to the Bond Resolution and the Security Deed) any payment of rent (or analogous payment) then due or to accrue in the future under any lease of the Project, except that if the laws of the State at the time shall permit, nothing contained in this Section shall prevent the consolidation of the Authority with, or merger of the Authority into, or transfer of the Project as an entirety to, any public body of the State whose property and income are not subject to taxation and which has authority to carry on the business of owning and leasing the Project, provided, that upon any such consolidation, merger, or transfer, the due and punctual payment of the principal of, premium, if any, and interest on the Bond according to its tenor, and the due and punctual performance and observance of all the agreements and conditions of this Lease, the Bond Resolution and the Security Deed to be kept and performed by the Authority, shall (unless assumed as a matter of law) be expressly assumed in writing by the public body resulting from such consolidation or surviving such merger or to which the Project shall be transferred as an entirety.

Section 9.3. Restrictions on Encumbrance by the Company. The interest of the Company hereunder shall not be pledged or encumbered, without the written consent of the Authority and of the Holder, which shall not be unreasonably withheld, provided that the Company may pledge its interest in this Lease to a commercial bank or other institutional lender in connection with the Company’s normal business practices without violating such restriction, but until foreclosure (and then only upon satisfaction of the conditions contained herein) no such pledgee as such shall have any rights hereunder, and provided further, that any proposed disposition of the Company’s interest by such pledgee shall be subject to the preceding provisions of this Section 9.3 and the other provisions of this Lease.

Section 9.4. Redemption of Bond. The Authority, at the written request of the Company at any time and if the Bond is then callable or available for purchase, and if there are funds available therefor in the Project Restoration Fund or funds provided by the Company, shall forthwith take all steps that may be necessary to effect the redemption of all or part of any then Bond, as may be specified by the Company, on the earliest date on which such redemption or defeasance may occur under such applicable provisions.

Section 9.5. Prepayment of Basic Rent. If the Company has exercised its purchase option provided for in Section 11.1, the Company shall have the right to prepay all of the Basic Rent payable under Section 5.3(a) hereof prior to the closing of such purchase in any amount sufficient to retire the Bond on the earliest date on which the Bond may be redeemed under the Bond Resolution, and the Authority agrees that it shall accept such prepayment of Basic Rent when the same are tendered by the Company. All Basic Rent so prepaid shall be applied to the retirement of the Bond.

Section 9.6. Reserved.

Section 9.7. Installation of Company’s Own Machinery and Equipment. The Company may from time to time, in its sole discretion, install trade fixtures, machinery, equipment, furnishings, and other personal property at the Project. All such trade fixtures, machinery, equipment, furnishings, and other personal property shall not be a part of the Project shall remain the sole property of the Company (or of any leasing company from whom the Company may be renting such items), and the Company may remove the same from the Project at any time, in its sole discretion and at its own expense, provided that the Company repairs any damage to the Project caused by any such removal. The Company may create any mortgage, encumbrance, lien, or charge on any such trade fixtures, machinery, equipment, furnishings, and other personal property that is not a part of the Project. The Authority shall not have any interest in and waives any lessor’s lien that it may have on any such trade fixtures, machinery, equipment, furnishings, or personal property so installed pursuant to this Section.

Section 9.8. Reference to the Bond Ineffective After such Bond is Paid. Upon payment in full of a Bond (or provision for payment thereof having been made in accordance with the defeasance provisions of the Bond Resolution), all references in this Lease to that Bond and the Holder thereof shall be ineffective, and the former Holder of such Bond shall not thereafter have any rights hereunder, saving and excepting those that shall have theretofore vested and any rights to indemnification under Section 8.5 hereof. For purposes of this Lease, a Bond shall be deemed fully paid if it is defeased as provided in the Bond Resolution.

[End of Article IX]

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.1. Events of Default Defined. The following shall be “Events of Default” under this Lease, and the terms “Event of Default” or “Default” shall mean, whenever they are used in this Lease, any one or more of the following events:

(a) a failure of the Company to pay Basic Rent in the amounts and at the times required by Section 5.3(a) of this Lease provided, (1) that such failure to pay shall not constitute a “Default” or an “Event of Default” unless continued for more than 5 days after receipt by the Company of written notice of same given by the Authority or the Holder; and (2) that the foregoing clause (1) shall be of no further force or effect once notices have been given with respect to three (3) such failures to pay in any one 24 month period; or

(b) the failure of the Company to pay the amounts required to be paid under Section 5.3(b) of this Lease, at the times specified therein, and continuing for a period of thirty (30) days after the Company’s receipt of written notice given by the Authority pursuant to Section 5.3(b), the Authority or any Holder (whichever is entitled to receive such payment); or

(c) In the case of the Company’s failure to observe, perform, or comply with any covenant, condition, or agreement in this Lease on the part of the Company to be observed or performed, for a period of thirty (30) days after written notice from the Authority or any Holder specifying such breach or failure and requesting that it be remedied, unless the Authority and the Holder shall agree in writing to an extension of such time prior to its expiration. In the case of any such breach or default which can be cured, but cannot be cured within such thirty (30) day period, it shall not constitute an Event of Default if corrective action is instituted by the Company within the applicable thirty (30) day period and is diligently pursued until the breach or default is corrected; or

(d) Any breach, default, event of default or Event of Default by the Company under any of the other Company Documents, in either case, which is not cured within thirty (30) days following notice from the Authority or any Holder specifying such breach or failure and requesting that it be remedied, unless both the Authority and the Holder shall agree in writing to an extension of such time prior to its expiration. In the case of any such breach or default which can be cured, but cannot be cured within such thirty (30) day period, it shall not constitute an Event of Default if corrective action is instituted by the Company within the applicable thirty (30) day period and diligently pursued until the breach or default is corrected; or

(e) The filing of a voluntary petition in Bankruptcy by the Company or the adjudication of the Company as Bankrupt pursuant to an involuntary petition filed by a creditor of the Company.

Section 10.2. Remedies on Default. Whenever any Event of Default referred to in Section 10.1 hereof shall have happened and be subsisting, the Authority, or the Holder as assignee of the Authority, to the extent permitted by law, may take any one or more of the following remedial steps:

(a) take whatever action at law or in equity or under the terms of this Lease may appear necessary or desirable to collect the rents and other amounts payable by the Company hereunder then due or thereafter to become due, or to enforce performance and observance of any obligation, agreement, or covenant of the Company under this Lease; or

(b) terminate, subject to the respective provisions concerning the priority and subordination of the Company’s option to purchase the Project that are set forth in Section 11.4, below, this Lease and recover, as and for liquidated and agreed final damages for the Company’s default, all amounts that have theretofore become due plus an amount equal to all unpaid installments of Basic Rent, and if any statute or rule of law shall validly limit the amount of such liquidated final damages to less than the amount agreed upon, the Authority shall be entitled to the maximum amount allowable under such statute or rule of law; no termination of this Lease pursuant to this Section shall relieve the Company from its indemnification obligations pursuant to Section 8.5 hereof.

Any amounts of Basic Rent collected, pursuant to action taken under this Section, shall be applied in payment of the Bond(s). Any amounts collected as Additional Rent shall be paid to the Person or Persons to whom such Additional Rent is due and owing hereunder.

Notwithstanding that this Lease (except for Unassigned Rights) is to be assigned to the Holder, the Authority shall be entitled to enforce this Lease if any Event of Default relates to such Unassigned Rights or exposes the Authority, its assets (other than the Pledged Security) or its members, officers, employees or agents to any liability. The Holder shall be entitled to enforce the provisions hereof that affect its interests hereunder. Notwithstanding the foregoing and notwithstanding any statutory, decisional, or other law to the contrary, in no event shall the Authority have any right to terminate this Lease, to enter upon and otherwise to obtain possession of the Project, by reason of the occurrence of any Event of Default by the Company hereunder without the prior written consent of the Holder.

Section 10.3. Remedies Not Exclusive. The remedies herein expressly conferred upon the Authority and the Holder are intended to be in addition to other remedies existing at law or in equity or by statute. No delay or Omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority or the Holder to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required hereby.

Section 10.4. Company to Pay Fees and Expenses. In the event the Company or the Authority should default under any of the provisions of this Lease and the Authority or either Holder, on the one hand, or the Company, on the other; as appropriate, should employ attorneys, accountants, or other experts or incur other expenses for the collection of amounts due it hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company or Authority, as appropriate, herein contained for its benefit, the Company on the one hand, and the Authority, on the other hand, as appropriate, agrees that it shall on demand therefor pay to such Person the reasonable and actual fees of such attorneys, accountants, or other experts and such other expenses so incurred by the Authority or the Holder, on the one hand, or the Company, on the other, as appropriate. Any attorneys’ fees required to be paid by the Company or Authority, as appropriate, under this Lease shall include attorneys’ and paralegals’ fees through all proceedings, including, but not limited to, negotiations, administrative hearings, trials, and appeals, court costs and reimbursable expenses of such attorneys. The Authority, the Company and the Holder shall each be entitled to enforce its respective rights under this Section, and the Authority’s rights under this Section shall be one of the Unassigned Rights.

Section 10.5. Waiver of Events of Default. The Authority may waive any Event of Default hereunder and its consequences or rescind any declaration of acceleration of payments of the rents and other amounts due hereunder provided that the Authority shall not waive any Event of Default (other than Events of Default relating to the Unassigned Rights) without the prior written consent of the Holder. The Holder may waive any Event of Default hereunder other than Events of Default relating to the Unassigned Rights, which may be waived only by the Authority. In case of any such waiver or rescission, or in case any proceeding taken by the Authority or the Holder on account of any such Event of Default shall be discontinued or abandoned or determined adversely to the Authority or the Holder, then and in every such case the Authority, the Holder and the Company shall be restored to their former positions and rights hereunder, but no such waiver or rescission shall extend to or affect any subsequent or other Event of Default or impair or exhaust any right, power, or remedy consequent thereon.

[End of Article X]

ARTICLE XI

PURCHASE OPTION IN FAVOR OF COMPANY

Section 11.1. Option to Purchase Project. The Company shall have, and is hereby granted, the option to purchase the Project for a purchase price which shall be the sum of: (i) $2,000,000 on the third anniversary of the Commencement Date or $1,500,000 at the end of the initial Term or the renewal Term; and (ii) all amounts, if any, then due on the date of such closing to the Authority or to the Holder as Additional Rent or for indemnification under this Lease and other Company Documents (which amounts shall be paid directly to the person to whom such amounts are owed); and (iv) those closing costs which are normally payable by the purchaser of real property in Georgia. If the Bond is outstanding, the Authority shall apply the proceeds of sale and other proceeds of the Authority, if needed to retire the Bond and to cause the cancellation of the Bond Security Deed, and the Company shall not be required to pay any additional amount in addition to the purchase price to retire the Bond or to cause the cancellation of the Bond Security Deed.

The option granted herein, if exercised, shall be exercised not less 180 days prior to the expiration of the initial Term, or if this Lease is renewed, such option shall be exercised not less 180 days prior to (i) the third anniversary of the Commencement Date, (ii) the expiration of the initial Term or (iii) the expiration of the renewal Term, as applicable, provided, that if such option is being exercised as an alternative to the Company’s curing an Event of Default that occurred for reasons beyond the Company’s reasonable control (which circumstances shall be recited in the Company’s notice of exercise), then such notice of exercise may be given as late as 60 days prior to (i) the third anniversary of the Commencement Date, (ii) the expiration of the initial Term or (iii) the expiration of the renewal Term, as applicable. To exercise such option, the Company or its assignee shall give written notice of exercise to the Authority and to the Holder. The purchase of the Project shall be closed on a date specified by the Company, which shall be not sooner than thirty (30) days from the date of such notice or later than to the expiration date of the initial Term or current renewal Term, as applicable. The Company shall be under no obligation to exercise the option granted in this Section 11.1. If no Event of Default is in existence at the time the option is exercised, the Company may assign in writing its option to an Affiliate; the Company of such Affiliate shall provide the Authority with a copy of any such assignment at the time the option is exercised.

Section 11.2. Conveyance on Exercise of Option to Purchase. At the closing of any purchase pursuant to the exercise of the option to purchase granted herein, the Authority shall, upon payment of the purchase price by the Company, deliver to the Company a limited warranty deed conveying to the Company good title to the Project, as the Project then exists, subject to the following: (i) Permitted Encumbrances, but excluding this Lease, the Note Security Deed and the Bond Security Deed, (ii) those liens and encumbrances (other than the Financing Documents) created by the Company or to the creation or suffering of which the Company consented, and (iii) those liens and encumbrances resulting from the failure of the Company to perform or observe any of the agreements on its part contained in this Lease.

Section 11.3. Public Purpose of Option to Purchase. The Authority and the Company acknowledge that the option to purchase the Project granted in this Article constitutes a material inducement to the Company to locate a manufacturing facility in the County and thereby create employment opportunities in the County and that in granting such option, the Authority is considering the entire transaction as a whole, including the promotion and expansion for the public good and welfare industry and trade within the County and the reduction of unemployment, and the fact that, as a result of a sale of the Project as a result of the exercise of the option, all indebtedness with respect to the Project shall be paid in full.

Section 11.4. Priority Position of Option. Notwithstanding any other provision hereof or of the Bond Resolution, the purchase option granted to the Company in Section 11.1 may be exercised whether or not an Event of Default hereunder has occurred and is continuing or whether or not an Event of Default under the Bond Resolution has occurred and is continuing, and this Lease and the option granted in Section 11.1 shall have priority over the Security Deeds and shall not be terminated by foreclosure or pursuant to the power of sale in the Security Deeds. In the event the Company exercises the option, the Company agrees that it, and any person or entity to whom it may thereafter sell or lease the Project shall meet the employment goals set forth in Section 12.1 hereof, and if the Company, or any successor in title or lessee shall fail to meet such employment goals, the Company shall make the supplemental payments required by Section 12.1 of this lease, and such obligation shall survive the termination of this Lease, if the purchase option is exercised.

[End of Article XI]

ARTICLE XII

MISCELLANEOUS

Section 12.1. Supplemental Payments for Failure to Meet Employment Goals. The Company has represented to the Authority that commencing in the calendar year 2003 and thereafter the operation of the Project will provide at least 120 full-time jobs. The representations of the Company as to job creation are a material and substantial part of the consideration for the Authority’s leasing of the Project to the Company hereunder and in granting the Company the option to purchase the Project at a highly favorable price. The failure of the Company (or if it exercises its option to purchase the Project, the failure of the Company, any successor in title or any lessee of the Project, whichever shall be operating the Project) to realize such employment levels shall not constitute an Event of Default hereunder, but shall give rise to an obligation on the part of the Company to make the supplemental payments provided for in this Section 12.1. For purposes hereof, a full-time employee is an employee of the Company (or if the Company exercises its option to purchase the Project, a full-time employee shall include an employee of the Company, of any such successor in title or any lessee of the Company or lessee of a successor in title), exclusive of employees that are leased from an employee leasing agency, having at least 1,800 paid hours per year, including paid hours actually worked, paid holidays and paid vacation days constituting the equivalent of a full-time employee. Hours of temporary and part-time employees (exclusive of employees that are leased from an employee leasing agency) may be aggregated and divided by 1,800 hours to calculate the number of equivalent full-time employees for such purpose.

If in any calendar year after the year 2003 the average employment at the Project, whether by the Company (or if the Company exercises its option to purchase the Project by the Company, by any such successor in title or by any lessee of the Company or lessee of a successor in title) does not equal or exceed 120 full-time jobs, the Company, not later than 30 days following the end of such calendar year, shall pay to the Authority an “employment short-fall payment” calculated as follows: the sum of $20,000 plus an additional amount determined by subtracting the actual numbers of full-time jobs at the Project (if less than 100) from 100 jobs and multiplying the remainder by $1,000. For example, if the actual number of full-time jobs in such year was 90, the payment would be $30,000 ($20,000 plus $10,000).

In the event this Lease expires and the option to purchase the Project is not exercised, payments hereunder shall be made only with respect to years (and parts of years) included in the Term of this Lease, and if the Lease terminates prior to the end of a calendar year, the calculation for such partial year shall be based on the short period commencing on January 1 of the year of expiration and ending on the date of termination, and the 1,800 hours requirement for such year shall be shall be prorated based on the number of calendar days during the Term in such year to the total number of days in such calendar year. In such case, the payment, if any, for such partial year shall be paid within 30 days of expiration of the Term hereof.

If the Company exercises its option to purchase the Project: (i) the year in which the Company purchases the Project shall not be subject to proration, as aforesaid, and the full calendar year shall be used for purposes of such calculation; (ii) employment by the Company before such expiration and employment by the Company (and by any such successor in title or by any lessee of the Company or lessee of a successor in title after such expiration) shall be aggregated; (iii) in any year employment by the Company and employment by any such successor in title or by any lessee of the Company or lessee of a successor in shall be aggregated; and (iv) the last year for which any payments shall be payable under this Section is the calendar year 2013, which shall be payable not later than January 30, 2014.

For purposes of this Section, the full-time employment at the Project shall be deemed to be zero unless the Company provides to the Authority payroll records of the Company and/or payroll records of any such successor in title or by any lessee of the Company or lessee of a successor in title that establish the number of full-time employees at the Project.

The provisions of this Section 12.1 shall survive the termination of this Lease.

Section 12.2. Notices. Any request, demand, authorization, direction, notice, consent, or other document provided or permitted by this Lease to be made upon, given or furnished to, or filed with, the Authority, the Company or the initial Holder as set forth below shall be sufficient for every purpose hereunder if in writing and (except as otherwise provided in this Lease) either (i) delivered personally, by hand delivery, courier or express company, to the party or, if such party is not an individual, to an officer or other legal representative of the party to whom the same is directed, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) sent by fax, as follows.

To the Authority:	Joint Development Authority of Brooks, Colquitt, Grady, Mitchell, and Thomas Counties P.O. Box 487 Moultrie, GA 31776 Attn: Darrell Moore Fax: (229) 890-2638

With a copy to:	Moultrie Colquitt County Development Authority P.O. Box 487 Moultrie, GA 31776 Attn: Darrell Moore Fax: (229) 890-2638

To the Company	Farmland National Beef Company 10100 N. Executive Hills Boulevard, Suite 400 Kansas City, Missouri 64153 Attn: Bill Gandy, Assistant Vice President Fax: (816) 891-5919

With a copy to:	Scott Smith 2690 Telemark Drive Park City, UT 84061 Fax: (435) 649-5675

To the Purchaser:	American Banking Company 225 S. Main Street P.O. Box 2529 Moultrie, Georgia 31768 Attn: Ronnie Marchant, President Fax: (229) 985-2828

Any person designated in this Section 12.2 may, by notice given to each of the others, designate any additional or different addresses to which subsequent notices, certificates, or other communications shall be sent.

Section 12.3. Recording. This Lease, or a “short form lease” or “memorandum of lease” giving appropriate notice hereof, may be recorded in all offices as may at the time be provided by law as the proper place for recordation.

Section 12.4. Construction and Binding Effect. This Lease constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes any prior agreements with respect thereto. This Lease shall inure to the benefit of and shall be binding upon the Authority, the Company, and their respective successors and assigns subject, however, to the limitations contained in Sections 8.3, 9.1, and 9.2 hereof.

Section 12.5. Severability. In the event any provision of this Lease shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 12.6. Immunity of Members, Officers, and Employees of Authority. No recourse shall be had for the enforcement of any obligation, covenant, promise, or agreement of the Authority contained in this Lease or for any claim based hereon or otherwise in respect hereof or upon any obligation, covenant, promise, or agreement of the Authority contained in the Bond Resolution against any director, member, officer, or employee, as such, in his individual capacity, past, present, or future, of the Authority, or any successor Person, whether by virtue of any constitutional provision, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly agreed and understood that this Lease is solely a corporate obligation of the Authority and that no personal liability whatsoever shall attach to, or be incurred by, any director, member, officer, or employee, as such, past, present, or future, of the Authority, or of any successor Person, either directly or through the Authority, or any successor Person, under or by reason of any of the obligations, covenants, promises, or agreements entered into between the Authority and the Company whether contained in this Lease or in any instrument supplemental hereto, and that all personal liability of that character against every such director, member, officer, and employee of the Authority or any such successor Person is, by the execution of this Lease and as a condition of and as part of the consideration for the execution of this Lease, expressly waived and released by the Company. The immunity of directors, members, officers, and employees of the Authority under the provisions contained in this Section shall survive the completion of the Project and the termination of this Lease.

Section 12.7. Amendments, Changes, and Modifications. This Lease may not be amended, modified, altered, or terminated, except as provided in the Bond Resolution.

Section 12.8. Execution of Counterparts. This Lease may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 12.9. Law Governing Construction of this Lease. This Lease is prepared and entered into with the intention that the laws of the State of Georgia, exclusive of such state’s rules governing choice of law, shall govern its construction.

Section 12.10. Covenants Run with Project. The covenants, agreements, and conditions herein contained shall run with the Project hereby leased and shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

Section 12.11. Subordination to Security Deed. This Lease and the rights and privileges hereunder of the Company are specifically made subject and subordinate to the rights and privileges of the Holder, as to be set forth in the Security Deed.

Section 12.12. Net Lease. This Lease shall be deemed and construed to be a “triple net lease,” and the Company shall pay absolutely net during the Term the Basic Rent, Additional Rent, taxes (or payments in lieu of taxes), insurance premiums, costs of operation and maintenance and all other payments required hereunder, free of any deductions, without abatement, diminution, or set-off other than those herein expressly provided.

Section 12.13. Surrender of Project. Except as otherwise provided in this Lease, at the expiration or sooner termination of the Term, the Company agrees to surrender possession of the Project peaceably and promptly to the Authority in as good condition as at the commencement of the Term, excepting only ordinary wear, tear, and obsolescence, and damage by fire or other casualty or a taking by eminent domain which the Company is not obligated by this Lease to repair.

Section 12.14. Immunity of Directors, Officers, and Employees of Company. No recourse shall be had for the enforcement of any obligation, covenant, promise, or agreement of the Company contained in this Lease or for any claim based hereon or otherwise in respect hereof, against any director, officer, or employee of the Company or any Permitted Successor, in his individual capacity, past, present, or future, of the Authority, whether by virtue of any constitutional provision, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly agreed and understood that this Lease is solely a corporate obligation of the Company and that no personal liability whatsoever shall attach to, or be incurred by, any such director, officer, or employee, either directly or through the Company, or any Permitted Successor, under or by reason of any of the obligations, covenants, promises, or agreements contained in this Lease or to be implied herefrom, and that all personal liability of that character against every such director, officer, and employee is, by the execution of this Lease and as a condition of and as part of the consideration for the execution of this Lease, expressly waived and released. The immunity of directors, officers, and employees of the Company under the provisions contained in this Section shall survive the termination of this Lease.

Section 12.15. Payments Due on Other than Business Days. Whenever a date upon which a payment is to be made under this Lease falls on a date which is not a Business Day, such payment may be made on the next succeeding Business Day without interest for the intervening period.

Section 12.16. Holders are Third Party Beneficiaries. Each person who from time to time is the Holder shall be deemed to be and is a third party beneficiary of the representations, covenants, and agreements of the Company in favor of the Authority herein contained (except for covenants and agreements pertaining to the Unassigned Rights).

Section 12.17. Failure to Acquire Land and Building. This Lease is being executed and delivered prior to the acquisition by the Authority of the Leased Land and Existing Improvements. In the event the Authority fails to acquire title to the Leased Land and Existing Improvements by March 1, 2001, then this Lease shall terminate. The Company shall have no right of occupancy and no other rights with respect to the Project (other than its executory rights under this Lease) unless the Authority does acquire title, and does so by March 1, 2001.

[End of Article XII]

IN WITNESS WHEREOF, the Authority has executed this Lease by causing its name to be hereunto subscribed by its Chairman and by causing the official seal of the Authority to be impressed hereon and attested by its Secretary; and the Company has executed this Lease by causing its name to be hereunto subscribed by its partners, by their respective duly authorized officer, all being done as of the day and year first above written.

ATTEST:	JOINT DEVELOPMENT AUTHORITY OF BROOKS, COLQUITT, GRADY, MITCHELL AND THOMAS COUNTIES

[ILLEGIBLE] Secretary (AUTHORITY SEAL)	BY:	/s/ Donald P. Sims NAME: Donald P. Sims TITLE: Chairman DATE: January 16, 2001

As to Joint Development Authority of Brooks, Colquitt, Grady, Mitchell, and Thomas Counties, signed and sealed in the presence of-

[ILLEGIBLE] Unofficial Witness	/s/ Linda T. Gay Notary Public My Commission Expires-9/26/04 (NOTARY SEAL)

FARMLAND NATIONAL BEEF COMPANY, by its General Partner USPBCo, L.L.C.

BY:	/s/ Steven Hunt
SIGNATURE NAME: Steven Hunt TITLE: Manager DATE: 1/12/01

JOINT DEVELOPMENT AUTHORITY OF BROOKS, COLQUITT, GRADY, MITCHELL, AND THOMAS COUNTIES

By:	/s/ Donald P. Sims
Name: Donald P. Sims Title: Chairman

EXHIBIT “A”

All that tract or parcel of land situate, lying and being in Land Lots 244 and 245 in the Eighth (8th) Land District in Colquitt County, Georgia, being 19.17 acres as shown by that plat dated January 9, 2001, designated “Plat of Survey for Joint Development Authority of Brooks, Colquitt, Grady, Mitchell and Thomas Counties, A Statutory Authority,” and recorded in Plat Book 35, Page 21, Colquitt County Records; the property being more specifically described as follows:

To locate the point of beginning commence at the point where the South margin of the right of way of the West By-Pass intersects the West margin of the right of way of the Southern Railroad (this point being 390.86 feet from the point where the South margin of the right of way of the West By-Pass intersects the West margin of Georgia State Highway No. 35 and U.S. Highway 319), run thence South 04 degrees 01 minute 09 seconds East along the West margin of the right of way of the Southern Railroad a distance of 764.89 feet to a point; continue thence along the West margin of the right of way of the Southern Railroad a chord bearing of South 04 degrees 14 minutes 53 seconds East a chord distance of 44.36 feet, an arc length distance of 44.36 feet to a point; run thence South 77 degrees 06 minutes 35 seconds West a distance of 319.81 feet to a point; run thence South 86 degrees 17 minutes 12 seconds West a distance of 571.42 feet to a point; run thence North 15 degrees 53 minutes 04 seconds West a distance of 883.76 feet to a point on the South margin of the right of way of the West By-Pass; run thence North 86 degrees 28 minutes 57 seconds East along the South margin of the right of way of the West By-Pass a distance of 1,068.97 feet to a point, this being the point of beginning.

EXHIBIT B

DESCRIPTION OF LEASED IMPROVEMENTS

An existing food processing building containing approximately 90,000 square feet and related improvements to land and any fixtures and equipment purchased by the Authority with the Leased Land and other Existing Improvements that are located in the Existing Improvements and renovations thereto.

BUILDING

ITEMS TO BE REMOVED

1.	Mezzanine between Columns 1A-1B & 2A-2B (Complete after A2 & A3)

Floor is 24’ X 24’ with concrete “T” beams and concrete topping (see detail B/19). Misc. block walls for rooms above

2.	Wall between Columns 2A-2B

8” concrete block wall 24’ X 21’9” tall with 4” insulation and 3/4” plaster on south side (see drawing 3007)

3.	Wall between Columns 1B-4B

8” concrete block wall 72’ X 21’9” tall with 4” insulation and 3/4” plaster on south side (see drawing 3007)

4.	Box Strapping Mezzanine

Galvanized steel frame and floor plate, with 3” panel walls above.

5.	West Wall of Hog Cutting Room (F-06)

6” concrete block wall with 4” insulation and 3/4” plaster on each side. Wall extends from floor through ceiling. It must be supported at the mezzanine level if mezzanine is to be left intact. (see wall section A/20)

6.	Office Room (F-05)

8” concrete block wall 30’ X 8’ high with 4” insulation and 3/4” plaster on west and north sides. Top is 14” concrete “T” beams with topping and 4” insulation. (see detail 13/28A)

7.	Edible Rendering Room

FRP panels on 4” aluminum studs with fiberglass batt insulation. Wall is 50’ft long X 28’ high and was installed after building was completed.

8.	Wall between Columns H6-H7

8” concrete block wall 24’ X 14’ tall with 4” insulation and 3/4” plaster on north side approx. 6’4” (see drawing 3008 and section D/l6)

9.	Wall between Columns F7-F10

8” Concrete block wall 72’ X 19’ tall (see section C/20)

10.	Wall between Columns C7-C10

8” concrete wall 72’ X 19’ tall with 5” insulation and ¾” plaster on south side (see section E/l 9)

11.	Restrooms and Shop area in Dressing Floor (F-14)

4”, 6” and 8” concrete block walls 88’ X 14’ tall (see drawing 3008 and section D/16)

12.	All unnecessary walls in the unused area of the building

Please specify

13.	Existing wall panels to be removed and replaced with sanitary finish walls meeting USDA requirements

ITEMS TO BE ADDED

1.	Wall on Column Line 2, in Supply Storage Room (F-13)

Wall is approx. 60’ long X 28’ high. (specify material)

2.	Replace Man door & Window in Office Room (F-5) with Forklift Door

Remove man pass door and window and install 6’ X 8’ sliding door (specify material) including lintel in 8” concrete block wall section 12’-4” long.

3.	Forklift Door in North Wail on the West side of the Supply Storage Room (F-13)

Install 6’ X 8’ sliding door (specify material) including lintel in 6” concrete block wall with 4” insulation and ¾” plaster on north side.

4.	Wall from Columns C3-C4

Install 24’ long X 21’-9” high wall section consisting of 4” insulated panels with FRP finish both sides and 6” X16” curbs on both sides of wall. Curbs will have a 45 degree bevel on top, above the 16” height.

5.	Wall from Columns C3-G3

Install 96’ long X 21’-9” high wall section consisting of 4” insulated panels with FRP finish both sides and 6” X 16” curbs on both sides of wall. Curbs will have a 45 degree bevel on top, above the 16” height.

6.	Forklift Door South of Column C3

Install 6’ X 8” sliding door (specify material) in wall B5 with 6” pipe bollards both sides of door

7.	Forklift Door South of Column F3

Install 6’ X 8’ sliding door (specify material) in wall B5 with 6” pope bollards both sides of door

8.	Wall from Columns H11-J11

Install 16’ long X 28’ high wall section (specify material). Will there be a door?

9.	Wall from Columns G7-J7

Install 12’ long X 14’ high wall section (specify material) between G7 and H7 and a 24’ long X 28’ high wall section (specify material) between H7 and J7. Specify door shown in this section.

10.	2 Loadout Doors between Columns J9-J10

Install (2) 8’ X 9’ vertical doors (specify material). Install vertical storing hydraulic dock levelers with dock cushions and dock locks.

11.	1 Loadout Door East of Column JI0

Install 8’ X 9’ vertical door (specify material). Install vertical storing hydraulic dock leveler with dock cushions and dock lock.

12.	Wall on Box Make-up Mezzanine in area of Supply Storage Room (F-13) to separate theRefrigerated Room from the Non-refrigerated mezzanine.

Install 48’ long X 13’ high wall section (specify material) between J1 and J3.

13.	Door on Box Make-up Mezzanine for receiving boxes from Combo Make-up Room (F-03). Preferably West of the Existing door on Ground Level.

Install 6’ X 8’ sliding door (specify material) including lintel in 6” concrete block wall.

14.	Sanitary Flooring in Production Areas.

Example: Permanent Epoxy Products (800)905-1110

What about product holding cooler?

15.	All Surfaces in Production Areas must be of Sanitary Design

Will we replace existing FRP

16.	Building MUST meet U.S.D.A. requirements.

17.	Roof NEEDS Replaced
18.	Adequate drainage in all production areas.

Floors will have to be re-sloped in present dressing floor.

19.	All unused area of the building to be suitable for dry storage.

Please specify unsuitable conditions.

(ALL MODIFICATIONS TO THE BUILDING NEED TO BE INSPECTED AND APPROVED BY A LICENSED STRUCTURAL ENGINEER PRIOR TO ANY WORK BEING DONE.)

MECHANICAL REQUIREMENTS

REFRIGERATION:

800 tons of new refrigeration equipment will be required.

This would include new units, piping, and control banks, compressors, condensers, accumulator, receiver, piping and insulation throughout the facility.

(We have had past experience that it is best to completely replace the refrigeration rather than blend old and new equipment.)

HVAC:

An adequate hvac will be required to control condensation during cleanup. This could be incorporated through the use of King units in the production areas. This type of unit is a combination cooling and heating rooftop mounted unit that uses some outside makeup air.

CLEANUP SYSTEM:

A central high-pressure low volume cleanup system will be required to clean all portions of the facility.

ELECTRICAL:

All distribution and mcc will be Square D.

Twin 2500kva transformers feeding a 3000amp main tie main configuration will be required.

This distribution center will have adequate disconnect switches to feed the motor control centers.

The MCC for the production equipment will be located on the mezzanine above the production floor. The MCC for the refrigeration equipment will be located in the compressor room.

Candle power in all production areas must be 100. Candle power in non production areas must be 50.

All conduit in production areas must be Rob Roy.

OFFICE IMPROVEMENTS

1.	Clean mold and mildew from exterior of the building.
2.	Paint the exterior of the building.

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